Exhibit 10.53

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE

TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

Confidential

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made effective on June 15, 2026 (the “Effective Date”), by and between Avere Therapeutics, Inc., a Delaware corporation, having a place of business at 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428 (“Avere”) and Shanghai Hansoh Biomedical Co., Ltd., a company organized under the laws of the People’s Republic of China (“Hansoh”, with Avere, each a “Party”).

RECITALS

(A)Hansoh is a biotechnology company developing oral peptide IL-23 receptor antagonists for the treatment of psoriasis and inflammatory bowel disease.

(B)Hansoh wishes to grant, and Avere wishes to obtain, a license under Hansoh’s intellectual property related to certain oral peptide IL-23 receptor antagonists and to develop, manufacture, and commercialize Licensed Products in the Field and in the Territory (each as defined below) as further set forth in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and Interpretation
1.1	In this Agreement, the following words and expressions have the following meanings:
1.1.1

“Accounting Standards” means the IFRS (International Financial Reporting Standards) or U.S. Generally Accepted Accounting Principles (GAAP) or, if not applicable, any similar accounting standard, in each case, as generally and consistently applied throughout the relevant organization.

1.1.2

“Affiliate” means with respect to a legal entity, any other legal entity that directly or indirectly controls, is controlled by or is under common control with such legal entity; where “control”, and with correlative meanings, “controlled by” and “under common control with”, shall mean: (a) the possession, directly or indirectly, of the power to direct the management or policies of a company or person, whether through the ownership of voting securities, by contract or otherwise; or (b) the ownership, directly or indirectly, of over [***]% of the outstanding voting securities or other ownership interest of a legal entity. For purposes of this Agreement, Avere and its subsidiaries shall not be deemed to be Affiliates of Fairmount or Hansoh or their respective Affiliates, and Fairmount and Hansoh and their respective Affiliates shall not be deemed to be Affiliates of each other.

1.1.3

“Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, the Net Sales of such Licensed Product in the Territory calculated on an aggregate basis for a given Calendar Year for such Licensed Product.

1.1.4

“Applicable Laws” means all laws, statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.1.5

“Arising IP” means Intellectual Property Rights generated by or on behalf of Avere or Hansoh or their respective Affiliates or (Sub)licensees, in each case, in the performance of any activities under this Agreement during the Term.

1.1.6

“Avere Combination IP” means any Know-How or Patent Rights that are (a) Controlled by Avere or any of its Affiliates as of the Effective Date or during the Term and (b)(i) related to the composition of matter, method of use (for clarity, including any method of use based on any biomarker or dosing regimen) or method of manufacture of any Combination Product or Combination Therapy that includes an Avere Proprietary Combination Component and a Licensed Compound (or Licensed Product), and (ii) not specifically related to the composition of matter, method of use (for clarity, including any method of use based on any biomarker or dosing regimen) or method of manufacture of any Licensed Compound or component thereof.

1.1.7

“Avere IP” means, to the extent Controlled by Avere or its Affiliates as of the Effective Date or during the Term, any and all Avere Arising IP and Avere’s interest in Joint Arising IP to the extent they are (a) incorporated by Avere into a Licensed Product or the Manufacture of a Licensed Product, and (b) necessary or useful to Exploit the Licensed Compounds or Licensed Products in the Field, provided, that, Avere IP excludes Avere Proprietary Combination Know-How, Avere Proprietary Combination Patent Rights, Know-How that constitutes Avere Combination IP, and Patent Rights that constitute Avere Combination IP.

1.1.8	“Avere Patent Rights” means any Patent Rights within Avere IP.
1.1.9

“Avere Proprietary Combination Component” means (a) any active pharmaceutical ingredient, component or product, other than the Licensed Compound, Controlled by Avere or any of its Affiliates as of the Effective Date or during the Term, and (b) any active pharmaceutical ingredient, component or product that is (i) owned or otherwise controlled by a Third Party Collaborator of Avere or any of its Affiliates and (ii) the subject of a non-clinical, pre-clinical or clinical study conducted by or on behalf of Avere or such Third Party Collaborator or their respective sublicensees for use in combination with the Licensed Compound or Licensed Product.

1.1.10	“Avere Proprietary Combination IP” means the Avere Combination IP, Avere Proprietary Combination Know-How and the Avere Proprietary Combination Patent Rights.

1.1.11

“Avere Proprietary Combination Know-How” means Know-How that is (a) owned or controlled by Avere or any of its Affiliates as of the Effective Date or during the Term and (b) related solely and specifically to an Avere Proprietary Combination Component or the Exploitation thereof.

1.1.12

“Avere Proprietary Combination Patent Rights” means Patent Rights that (a) are owned or controlled by Avere or any of its Affiliates as of the Effective Date or during the Term and (b) Cover the composition of matter, method of use or method of manufacture of an Avere Proprietary Combination Component.

1.1.13	“Business Day” means Monday to Friday (inclusive) except bank or public holidays in New York City, New York, or Shanghai, the People’s Republic of China.
1.1.14

“Calendar Quarter” means the three-month period ending on March 31, June 30, September 30 and December 31 of each Calendar Year, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the Day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last Day of the Term.

1.1.15

“Calendar Year” means each twelve (12)-month period beginning on January 1 and ending on December 31, consisting of four (4) consecutive Calendar Quarters, except that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31st of the year in which the Effective Date occurs, and (b) the last Calendar Year of the Term shall end on the last Day of the Term.

1.1.16

“Change of Control” means, with respect to a Party, (a) a merger, consolidation, reorganization, amalgamation, arrangement, share exchange, tender or exchange offer, private purchase, business combination or other transaction of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than [***] of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than [***] of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party will not be deemed a “Change of Control” for purposes of this Agreement. For clarity, the Qualified Reverse Merger (or any merger with the objective of resulting in Avere becoming a listed company on a securities exchange or a subsidiary of such listed company (the “PubCo”)) and any financing or other transaction consummated in connection with the Qualified Reverse Merger (or the aforementioned merger) will not be deemed a “Change of Control” of Avere for purposes of this Agreement.

1.1.17	“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or post-approval clinical trial.
1.1.18

“Change of Control Market Cap Ratio” means the quotient of (a) the Change of Control Value divided by (b) the Market Cap Threshold. For the avoidance of doubt, the Change of Control Market Cap Ratio shall be a fixed number determined at the closing of the Change of Control and not be subject to subsequent adjustment.

1.1.19	“Change of Control Value” means the [***].
1.1.20

“CMC” means the Chemistry, Manufacturing and Controls portion of the IND or NDA for a biologic or pharmaceutical product in the United States, Europe, China or equivalent or similar portion of an IND, NDA or Regulatory Approval in another regulatory jurisdiction.

1.1.21	“CMO” means a contract manufacturing organization.
1.1.22

“Combination Product” means a product that consists of one or more Licensed Compound(s) as active ingredient(s) and one or more additional active ingredients that are not Licensed Compounds (each an “Other Component”), in each such case when any of the foregoing components are co-formulated, co-packaged or sold as a single product or for a single price (whether payment of such price is paid to the same or to more than one Selling Entity).

1.1.23

“Combination Therapy” means any treatment regimen involving the administration of any Licensed Compound or Licensed Product, and one or more other compounds or products, whether co-administered, simultaneously administered or sequentially administered.

1.1.24

“Commercialization” means any and all activities directed toward obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing, exporting, selling or offering to sell a pharmaceutical or biologic product, excluding activities directed to Development or Manufacturing, and “Commercialize” and “Commercializing” shall have a corresponding meaning.

1.1.25	“Commercially Reasonable Efforts” means [***].
1.1.26	“Competing Product” means [***].
1.1.27

“Confidential Information” means the terms of this Agreement, the Pharmacovigilance Agreement, the Supply Agreement, and any and all information of a confidential or proprietary nature that is obtained directly or indirectly by or on behalf of one Party (the “Receiving

Party”) or its Affiliates or (Sub)licensees, from the other Party (the “Disclosing Party”) or its Affiliates or (Sub)licensees (or, in each case, obtained or disclosed by or on behalf of a Party by a Party’s or its Affiliate’s or (Sub)licensee’s respective officers, directors, employees, contractors, advisors, representatives and agents) at any time on or after the Effective Date, or prior to the Effective Date, including under that certain Non-disclosure Agreement, dated as of [***] and Limited Use Confidential Disclosure Agreement dated as of [***] between Hansoh and [***], in each case, without regard to the form or manner in which such information is recorded, preserved, disclosed or obtained.

1.1.28

“Control” or “Controlled” means, (a) with respect to any Intellectual Property Right of a Party or its Affiliates, as applicable, that the Party or Affiliate, as applicable, owns or has a license to such Intellectual Property Right (other than pursuant to this Agreement) and has the ability to grant access, a license, or a sublicense to such Intellectual Property Right to any other Party as provided in this Agreement without violating an agreement with or other rights of, or resulting in the payment of any additional consideration to, any Third Party; provided, however, that, [***].

1.1.29

“Cover”, “Covering” or “Covered” means, with respect to a product, technology, process or method, that, in the absence of ownership of, or a license granted under, a Valid Claim, the practice or Exploitation of such product, technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue).

1.1.30

“Data” means any and all scientific, technical and test data pertaining to any Licensed Compound or Licensed Product, including research data, safety data, tolerability data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), non-clinical data, clinical trial data or submissions made in association with an IND or MAA with respect to any Licensed Compound or Licensed Product, in each case that is Controlled by a Party; [***].

1.1.31	“Day” means any period of twenty-four (24) consecutive hours commencing at 12:01 a.m. Eastern time and concluding at midnight including Business Days, weekends and bank or public holidays.
1.1.32

“De-Identified Data” means Personal Data that has been processed to remove or obscure identifiers such that the data cannot reasonably be used to identify an individual, consistent with de-identification standards set forth under Applicable Laws.

1.1.33

“Deemed Liquidation Event” means (a) other than a Qualified Reverse Merger, any Change of Control of Avere (or the PubCo), (b) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of Avere’s (or PubCo’s) assets, or (c) any other Deemed Liquidation Event (as defined in the Third Amended and Restated Certificate of Incorporation of Avere).

1.1.34

“Development” means all internal and external research, development, and regulatory activities related to a pharmaceutical or biologic product, including (a) non-clinical testing, toxicology, testing and studies, non-clinical and preclinical animal studies, and clinical trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing or Commercialization, and “Develop” and “Developing” shall have a corresponding meaning.

1.1.35

“Development Plan” means a written plan prepared by Avere setting forth those Development activities to be completed by Avere relating to the Licensed Products, including reasonably sufficient details and the timing thereof. The Development Plan is [***].

1.1.36	“Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.
1.1.37	“Europe” means the countries and territories in Europe, including the United Kingdom and members of the European Union.
1.1.38

“Exploit” means to research, Develop, make, have made, Manufacture, use, have used, sell, offer for sale, have sold, modify, enhance, improve, import, export or Commercialize Licensed Products; and “Exploitation” shall have a corresponding meaning.

1.1.39	“Fairmount” means Fairmount Funds Management LLC, a Delaware limited liability company.
1.1.40	“FDA” means the United States Food and Drug Administration or any successor agency(ies) or authority thereto having substantially the same function.
1.1.41	“Field” means all fields of use in humans.
1.1.42

“First Commercial Sale” means, with respect to a Licensed Product in a country or region in the Territory, the first sale to a Third Party of such Licensed Product in such country or region after all necessary Regulatory Approvals required to market and sell the Licensed Product in such country or region have been obtained.

1.1.43	“FTE” means an employee of a Party or its Affiliate performing activities under this Agreement.
1.1.44

“FTE Cost” means, with respect to the applicable activities conducted hereunder by FTEs in any period, the amount obtained by multiplying (a) the number of hours of such activities performed by such FTEs during such period by (b) the FTE Rate.

1.1.45	“FTE Rate” means with respect to Hansoh, $[***] per hour, and with respect to Avere, $[***] per hour.
1.1.46

“Generic Product” means with respect to a Licensed Product in a country, another pharmaceutical product that (a) is sold by a Third Party other than a Sublicensee, (b) is authorized for use in such country in one or more of the Indications for which such Licensed Product has Regulatory Approval in such country, and (c) (i) contains the same active pharmaceutical ingredient(s) as such Licensed Product and (ii) is a product approved in such country or other jurisdiction through reference to the Regulatory Approval of a Licensed Product by way of an abbreviated regulatory mechanism by the Regulatory Authority in such country that, in each case, meets the equivalency determination by the applicable Regulatory Authority.

1.1.47

“GMP” means the current good manufacturing practice requirements and standards for the production of drug and biological products, including, as applicable, FDA regulations as set forth in 21 C.F.R. Parts 210, 211, 600, and 610, and related guidance documents, and as interpreted by relevant ICH guidelines, and the Applicable Laws in any other jurisdiction corresponding to the foregoing; in each case, as amended from time to time.

1.1.48	“Good Reason” means [***].
1.1.49

“Governmental Authority” means any agency, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.1.50	“Hansoh Combination IP” means any Know-How or Patent Rights that are (a) Controlled by Hansoh or any of its Affiliates as of the Effective Date or during the Term and (b)(i) related to [***].
1.1.51

“Hansoh Proprietary Combination Component” means (a) any active pharmaceutical ingredient, component or product, other than the Licensed Compound, owned or otherwise controlled by Hansoh or any of its Affiliates as of the Effective Date or during the Term, and (b) any active pharmaceutical ingredient, component or product that is (i) owned or otherwise controlled by a Third Party Collaborator of Hansoh or any of its Affiliates and (ii) the subject of a non-clinical, pre-clinical or clinical study conducted by or on behalf of Hansoh or such Third Party Collaborator or their respective sublicensees for use in combination with the Licensed Compound or Licensed Product.

1.1.52	“Hansoh Proprietary Combination IP” means the Hansoh Combination IP, Hansoh Proprietary Combination Know-How and the Hansoh Proprietary Combination Patent Rights.

1.1.53

“Hansoh Proprietary Combination Know-How” means Know-How that is (a) owned or controlled by Hansoh or any of its Affiliates as of the Effective Date or during the Term and (b) related solely and specifically to a Hansoh Proprietary Combination Component or the Exploitation thereof.

1.1.54

“Hansoh Proprietary Combination Patent Rights” means Patent Rights that (a) are owned or controlled by Hansoh or any of its Affiliates as of the Effective Date or during the Term and (b) Cover the composition of matter, method of use or method of manufacture of a Hansoh Proprietary Combination Component.

1.1.55	“IBD” means, collectively, inflammatory bowel diseases, including ulcerative colitis, Crohn’s disease, and related inflammatory disorders of the gastrointestinal tract.
1.1.56	“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.1.57	“IL-23” means interleukin-23.
1.1.58

“IND” means an application submitted to a Regulatory Authority for authorization by the applicable Regulatory Authority to initiate human clinical trials, including an (a) Investigational New Drug application filed with the U.S. Food and Drug Administration in the United States, (b) a clinical trial application submitted to the European Medicines Agency of the European Union, (c) a clinical trial application submitted to the NMPA of China, and (d) any equivalent filing in any other jurisdiction.

1.1.59

“Indication” means a separate and distinct disease or medical condition in humans. If a regulatory approval for an Indication requires submission of a separate NDA for such Indication, then such Indication shall be deemed a different Indication; provided, however, that [***].

1.1.60

“Initiation” or “Initiate” means for a Clinical Trial, the first dosing of the first patient (or subject in the case of a Phase 1 Clinical Trial) for such trial; provided that, with respect to a Pivotal Clinical Trial, “Initiation” or “Initiate” means the earliest date on which an event described in clause (a) or (b) of the definition of “Pivotal Clinical Trial” occurs.

1.1.61

“Intellectual Property Rights” means all Patent Rights, rights to inventions, utility models, copyrights, trademarks, trade names and domain names, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including Know-How, unpatented technical information, and trade secrets) and any other intellectual property rights, in each case, whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection that may now or in the future subsist in any part of the world.

1.1.62

“Know-How” means any and all information (including regulatory, preclinical and clinical data, files, applications, approvals, and other documentation) and other know-how (including commercial, technical, clinical, regulatory and scientific know-how), materials, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not confidential, proprietary, patentable, in written, electronic or any other form.

1.1.63	“Knowledge” means (a) with respect to Hansoh, [***] and (b) with respect to Avere, the actual knowledge of Avere’s executive officers, in each case of (a) and (b), [***].
1.1.64

“Licensed Compound” means (a) “HS-20118”, Hansoh’s proprietary compound that is dosed in an oral formulation and that is comprised of a peptide that (i) binds to an epitope of the IL-23 receptor [***] and (ii) achieves its primary biological activity as an antagonist as a result of such binding [***], and (b) any proprietary compound other than HS-20118 that meets the following criteria: [***] (the “Back-Up Licensed Compounds”). The sequences of the Back-Up Licensed Compounds existing as of the Effective Date are listed in Schedule 1.1.64.

1.1.65

“Licensed Know-How” means all Know-How that is (a) Controlled by Hansoh or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful to Exploit the Licensed Compounds and the Licensed Products in the Field in the Territory, including all applicable Know-How within Hansoh Arising IP that satisfy the criteria in both the foregoing (a) and (b); provided, that, notwithstanding anything to the contrary, Licensed Know-How excludes [***].

1.1.66

“Licensed Patent Rights” means all Patent Rights, other than Patent Rights included in the Joint Arising IP, that are (a) Controlled by Hansoh or any of its Affiliates as of the Effective Date or during the Term and (b) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory (for clarity, including [***]), including all applicable Patent Rights [***] that satisfy the criteria in both the foregoing (a) and (b). [***].

1.1.67

“Licensed Product” means any product that comprises or contains a Licensed Compound, either alone or in combination with any other active ingredient, that is dosed in an oral formulation. For all purposes hereunder, Licensed Products that [***] will constitute different Licensed Products.

1.1.68

“Licensed Technology” means (a) Licensed Know-How, (b) Licensed Patent Rights, and (c) Hansoh’s interest in Joint Arising IP to the extent (i) Controlled by Hansoh or its Affiliates as of the Effective Date or during the Term and (ii) necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) to Exploit the Licensed Compounds and Licensed Products in the Field.

1.1.69

“MAA” means a Marketing Authorization Application submitted to EMA for the purpose of obtaining European Commission approval for the marketing of a Licensed Product for the countries located within the European Union.

1.1.70	“Major European Market Country” means [***].
1.1.71	“Major Market Country” means the United States, the Major European Market Countries, and Japan.
1.1.72

“Manufacture” means activities directed to manufacturing, processing, packaging, labelling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical or biologic product (or any components or process steps involving such product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of such product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development, or Commercialization, and “Manufacturing” shall have a corresponding meaning.

1.1.73	“Market Capitalization” means, [***].
1.1.74

“Marketing Authorization” means, with respect to a Licensed Product in a country or regulatory jurisdiction and for a particular Indication, the Regulatory Approval required by Applicable Law to Commercialize such Licensed Product in such country or regulatory jurisdiction for such Indication, but [***].

1.1.75	“Material Safety Impact” means a significant risk to patient safety in connection with the Exploitation of any Licensed Compound or Licensed Product.
1.1.76	“MedSafe” means the New Zealand Medicines and Medical Devices Safety Authority, or any successor agency(ies) or authority thereto having substantially the same function.

1.1.77

“NDA” means a New Drug Application submitted to the FDA pursuant to 42 U.S.C. § 355 and 21 C.F.R. Part 314 for purposes of obtaining Regulatory Approval for a new chemical entity in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.

1.1.78

“NDA Acceptance” means (a) with respect to an NDA for a Licensed Product for a particular Indication submitted to FDA, the earlier of (i) the date on which FDA accepts such NDA for filing and review, or (ii) the date that is [***] Days (or such other period as may be prescribed by FDA) following FDA’s receipt of such NDA, if the FDA has not issued a Refuse to File letter or other written communication refusing to file such NDA within such period, or (b) with respect to an NDA for a Licensed Product for a particular Indication submitted to any other Regulatory Authority in the Territory, the date on which such Regulatory Authority accepts such NDA for filing and review under Applicable Law.

1.1.79	“Net Sales” means [***].
1.1.80

“NZ CTA” means the Clinical Trial titled A Phase I Clinical Study to Evaluate the Safety, Tolerability, Immunogenicity, Pharmacokinetics, and Pharmacodynamics of Single and Multiple Ascending Oral Doses of HS-20118 in Adult Participants (ID #: 2025 SCOTT 22352) listed on the Australia New Zealand Clinical Trials Registry (“ANZCTR”).

1.1.81	“Parties” means Hansoh and Avere and “Party” shall mean either of them.
1.1.82	“Party Proprietary Combination Component” means either or both of Hansoh Proprietary Combination Component and Avere Proprietary Combination Component, as applicable.
1.1.83

“Patent Rights” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.1.84

“Personal Data” means (a) any Data relating to or reasonably capable of being associated with an identified or identifiable person, device or household; or (b) any Data that constitutes “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by Applicable Laws.

1.1.85

“Phase 1 Clinical Trial” means a clinical trial of a Licensed Product in healthy volunteers [***] or patients to estimate the initial safety and tolerability of such Licensed Product and to determine the metabolism and the pharmacokinetic and pharmacodynamic actions of such Licensed Product, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness and on such Licensed Product’s activity, or any human clinical trial of such Licensed Product that would otherwise satisfy the requirements of 21 CFR 312.21(a) or corresponding foreign regulations.

1.1.86

“Phase 2 Clinical Trial” means a [***] clinical trial conducted to evaluate the effectiveness and to explore the therapeutic efficacy of a Licensed Product for a particular Indication or Indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such Product and to determine the dose and regimen for Phase 3 Clinical Trials, or any human clinical trial of such Licensed Product that would otherwise satisfy the requirements of 21 CFR 312.21(b) or corresponding foreign regulations.

1.1.87

“Phase 3 Clinical Trial” means a [***] clinical trial that is performed after preliminary evidence suggesting effectiveness of a Licensed Product has been obtained, [***] and is intended to demonstrate or confirm the therapeutic benefit of such Product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such Licensed Product and to provide an adequate basis for marketing approval and for such Licensed Product’s labeling and summary of Licensed Product characteristics, or any human clinical trial of such Licensed Product that would otherwise satisfy the requirements of 21 CFR 312.21(c) or corresponding foreign regulations.

1.1.88

“Pivotal Clinical Trial” means a clinical trial (a) that the FDA, EMA or PMDA has acknowledged in writing is sufficient to serve as the primary basis of an efficacy claim in an application for Regulatory Approval, or (b) the data from which is included by Avere (or any of its Affiliates or Sublicensees) in an application for Regulatory Approval submitted to the FDA, EMA or PMDA.

1.1.89

“Qualified Reverse Merger” means a reverse merger with TargetCo and concurrent financing that satisfies the following conditions: (a) signed within [***] Days of the Effective Date; (b) results in a post-money valuation of Avere of at least [***] Dollars ($[***]), [***]; (c) [***]; and (d) [***].

1.1.90

“Regulatory Approval” means, with respect to a country or other jurisdiction, all registrations, authorizations or approvals by any Regulatory Authority, necessary for a Licensed Product to be sold in such country or jurisdiction. For clarity, [***].

1.1.91

“Regulatory Authority” means any Governmental Authority having jurisdiction over the manufacture, sale, or use of pharmaceutical or biologic products, including the FDA, Health Canada, the European Medicines Agency of the European Union (the “EMA”), the Pharmaceutical and Medical Devices Agency of Japan (the “PMDA”), the National Medical Products Administration of China (the “NMPA”), the European Commission and the European Court of Justice, or any equivalent agency in any other jurisdiction.

1.1.92

“Regulatory Exclusivity” means any exclusive marketing rights, data exclusivity rights, or other exclusivity rights or market protections (other than Patent Rights) conferred by any Regulatory Authority with respect to a biologic or pharmaceutical product that prevent: (a) such Regulatory Authority from reviewing or granting approval of a Marketing Authorization Application; or (b) a Third Party from referencing any data in an approved Marketing Authorization Application, including without limitation orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, or other such exclusivity conferred in the U.S. under the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and § 351 of the Public Health Service Act (42 U.S.C. § 262); in the EU under Directive 2001/83/EC (Article 10), Regulation (EC) No 726/2004 (Articles 14 and 14a), Regulation (EC) No. 1901/2006 (Article 37), Regulation (EC) No 141/2000 (Article 8) and Council Regulation (EC) 469/2009, all as amended; or rights similar thereto in other countries.

1.1.93

“Regulatory Material” means any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize any Licensed Product in a particular country or jurisdiction. For clarity, Regulatory Materials include [***].

1.1.94	“Representatives” means the directors, officers, employees, consultants, advisors and permitted contractors of the relevant Party or its Sublicensees.
1.1.95	“Respective Territory” means with respect to Hansoh, the Retained Territory, and with respect to Avere, the Territory.
1.1.96	“Retained Territory” means Greater China, which for the avoidance of doubt means mainland China, Hong Kong, Taiwan and Macau.
1.1.97	“Selling Entity” means Avere, or its Affiliates, or Sublicensees.

1.1.98	“Senior Officers” means for Hansoh, an Executive Director of the Board of Hansoh or his/her designee, and for Avere, the Chief Executive Officer of Avere or his/her designee.
1.1.99

“Side Chain Right” means all the Patent Rights to such patent/patent application set forth on Schedule 1.1.99, for the avoidance of doubt, including all foreign counterparts, divisionals, continuations, continuations-in-part, reissues, reexaminations, patent term extensions, supplementary protection certificates, and any other form of patent protection deriving from or claiming priority to the foregoing.

1.1.100

“Sublicense” means a grant of rights (or grant of an option to obtain such rights) by Avere to a Sublicensee in the Field under any of the rights licensed to Avere by Hansoh under Section 2.1 (License Grant to Avere). The grant of ordinary course rights to contract research organizations and CMOs shall not be considered a Sublicense.

1.1.101

“Sublicensee” means (a) a Third Party to which Avere grants a Sublicense, or (b) a Third Party to whom such Third Party defined in the foregoing clause (a) grants a license in the Field under any of the Licensed Technology (through multiple tiers).

1.1.102	“TargetCo” means a company (a) listed on the New York Stock Exchange or the Nasdaq Stock Market, and (b) [***].
1.1.103	“Territory” means worldwide, excluding the Retained Territory.
1.1.104	“Third Party” means a person other than Hansoh, Avere or each of their Affiliates.
1.1.105

“Third Party Acquisition” means a Party or its Affiliate acquires a Third Party or a portion of the business of a Third Party, whether by merger, stock purchase, purchase of assets, in-license or otherwise.

1.1.106

“Third Party Collaborator” means a Third Party (a) that is developing (including conducting a non-clinical, pre-clinical or clinical study on) a Combination Product or Combination Therapy with a Party under a written agreement pursuant to which such Party has licensed certain Intellectual Property Rights owned or controlled by such Party, or supplied a Licensed Compound or Licensed Product, to such Third Party, or (b) that grants any license or other rights in or to, or supplies, any pharmaceutical ingredient, compound or product to a Party or any of its Affiliates to conduct any development of (including a non-clinical, pre-clinical or clinical study on) a Combination Product or Combination Therapy.

1.1.107	“United States” or “U.S.” means the United States of America and its territories and possessions.
1.1.108	“Upstream License” means any and all agreements between Hansoh or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Hansoh has in-licensed any Patent Rights or Know-How owned or Controlled by such Third Party that are included as part of the Licensed Technology.

1.1.109	[***].
1.1.110	“Valid Claim” means a claim of:
(a)

a granted patent that: (i) has not expired; (ii) has not been revoked nor held invalid or unenforceable by an administrative agency, court or other government agency of competent jurisdiction in a final and non-appealable decision (or a decision unappealed within the time limit allowed for appeal) nor admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; (iii) has not been abandoned; and (iv) has not been lost through an interference proceeding, inter partes review, ex partes re-examination or similar proceeding; or

(b)	[***].
1.1.111	“US IND” means IND number IND 175648 filed with the FDA.
1.1.112	“US IND Acceptance Letter” means the executed IND 175648 acceptance, including FDA Form 1571 submitted by Avere to FDA substantially in the form set forth in Schedule 1.1.112.
1.1.113	“US IND Transfer Letter” means the executed IND 175648 transfer letter submitted by Hansoh to FDA substantially in the form set forth in Schedule 1.1.113.
1.2	Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
“Achievement Date”	6.2.5
“Acquired Program”	2.5.5
“Acquirer”	2.5.4
“Agreement”	Preamble
“Annual Report”	4.3
“Anti-Corruption Laws”	9.4.1
“ANZCTR”	1.1.80
“Arbitration Rules”	12.3.2
“Avere”	Preamble
“Avere Arising IP”	7.1.1
“Avere CMO”	4.8.1
“Avere Exclusive License Grant”	11.5.3(c)
“Avere First Prosecuted Patents”	7.2.1
“Avere Indemnitees”	10.3.2
“Avere Sole Prosecuted Patents”	7.2.1
“Avere-Developed Materials”	11.5.3(b)

Term	Section
“Back-Up Licensed Compounds”	1.1.64
“Back-Up ROFN Transaction”	2.5.2(a)
“Claims”	10.3.1
“Combination Product”	1.1.79
“Commercialization Plan”	4.3.2
“Competing Activities”	2.5.4
“Development Milestone Event”	6.2
“Development Milestone Payment”	6.2
“Disclosing Party”	1.1.27
“Dispute”	12.1
“Effective Date”	Preamble
“Eligible Milestone”	6.2.5
“EMA”	1.1.91
“Enforcing Party”	7.3.4
“Existing Regulatory Materials”	4.4.2
“Expert”	12.5
“Force Majeure”	13.9
“Global Clinical Trial”	4.2.2
“Gross-Up Payments”	6.5.1(c)
“Hansoh”	Preamble
“Hansoh Arising IP”	7.1.1
“Hansoh First Prosecuted Patents”	7.2.2
“Hansoh HK”	Recitals
“Hansoh Indemnitees”	10.3.1
“Hansoh Sole Prosecuted Patents”	7.2.2
“HDEC”	4.4.2
“ICC”	12.3
“Indemnifying Party”	10.3.3
“Indemnitee”	10.3.3
“Infringement Claim”	7.4.1
“Joint Arising IP”	7.1.1
“Joint Steering Committee” or “JSC”	5.1
“License Agreement Payments”	6.5.2
“Losses”	10.3.1
“New License Agreement”	11.5.2(b)
“NMPA”	1.1.91
“Other Component”	1.1.22
“Outside Date”	11.2.1(b)
“Party”	Preamble
“Patent Term Extension”	7.6
“Pharmacovigilance Agreement”	4.4.6
“PMDA”	1.1.91
“Product Marks”	7.7
“PubCo”	1.1.16
“Receiving Party”	1.1.27
“Regulatory Support Period”	4.4.3
“Remedial Action”	4.7

Term	Section
“Required Regulatory Information”	11.2.1(b)
“Restricted Third Party”	2.5.2(a)
“ROFN Exercise Notice”	2.5.2(a)
“ROFN Negotiation Period”	2.5.2(b)
“ROFN Notice Period”	2.5.2(a)
“Royalty Term”	6.4.2
“Sales Milestone Event”	6.3
“Sales Milestone Payment”	6.3
“SEC”	11.2.1(b)
[***]	6.1
“SPCs”	7.6
“Stock Election”	6.2.5
“Supply Agreement”	4.8.2
“Term”	11.1
“Third Party Infringement”	7.3.1
“Third Party License”	6.4.3(a)
“Upfront Payment”	6.1
“VAT”	6.5.2

1.3	In this Agreement:
(a)	references to Parties, Sections and Schedules are to the Parties, Sections and Schedules of this Agreement;
(b)	references to persons include all forms of legal entity including an individual, company, body corporate, unincorporated association and partnership, and such persons’ successors and assigns;
(c)

the words “include,” “including,” and “in particular” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(d)	the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;
(e)	the headings are used for convenience only and do not affect its interpretation;
(f)	any financial sums are expressed in Dollars unless otherwise specified;
(g)	the term “or” means “and/or” hereunder;
(h)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;
(i)	“herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(j)

any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(k)	the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement;
(l)

references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and

(m)	a reference to the singular includes a reference to the plural and vice versa and a reference to any gender includes a reference to all other genders.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

2	Grant of License
2.1	License Grant to Avere. Subject to the terms of this Agreement, Hansoh hereby grants to Avere, on behalf of itself and its Affiliates:
2.1.1

a transferable (solely as permitted in accordance to Section 13.3 (Assignment)), royalty-bearing license under the Licensed Technology, with the right to sublicense through multiple tiers in accordance with Section 3.1 (Sublicenses), to Exploit the Licensed Compounds and Licensed Products (whether as a monotherapy or in a Combination Product or a Combination Therapy), and any product that contains both a Licensed Compound and an Avere Proprietary Combination Component, in the Field in the Territory, which license shall be exclusive (even as to Hansoh and its Affiliates, subject to the retention by Hansoh and its Affiliates of the rights specified in Section 2.3.1 (Retained Rights; No Other License));

2.1.2

a transferable (solely as permitted in accordance to Section 13.3 (Assignment)), royalty-bearing license under the Side Chain Right, with the right to sublicense through multiple tiers in accordance with Section 3.1 (Sublicenses), to Exploit the Licensed Compounds and Licensed Products (whether as a monotherapy or in a Combination Product or a

Combination Therapy), and any product that contains both a Licensed Compound and an Avere Proprietary Combination Component, in the Field in the Territory, which license shall be exclusive (even as to Hansoh and its Affiliates, subject to the retention by Hansoh and its Affiliates of the rights specified in Section 2.3.1 (Retained Rights; No Other License));

2.1.3

a non-exclusive, transferable (solely as permitted in accordance to Section 13.3 (Assignment)) license under the Licensed Technology and Side Chain Right, with the right to sublicense through multiple tiers in accordance with Section 3.1 (Sublicenses), to Develop (excluding the conduct of Clinical Trials, [***], the Licensed Compounds and Licensed Products (whether as a monotherapy or in a Combination Product or a Combination Therapy), and any product that contains both a Licensed Compound and an Avere Proprietary Combination Component in the Retained Territory, in each case, solely to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory. For clarity, such license does not grant Avere any right or license to conduct Clinical Trials ([***]) for the Licensed Compounds and Licensed Products in, or Commercialize or Manufacture the Licensed Compounds and Licensed Products in, the Retained Territory; and

2.1.4

a non-exclusive, transferable (solely as permitted in accordance to Section 13.3 (Assignment)) license under (a) the Patent Rights constituting Hansoh Combination IP that are necessary to Exploit a Licensed Product that contains the Licensed Compound as the sole active ingredient or in combination with any Other Component or product (including an Avere Proprietary Combination Component) that is not a Hansoh Proprietary Combination Component, and (b) the Data and Regulatory Materials constituting Hansoh Combination IP solely to the extent required to be provided to Avere pursuant to Section 4.4, with the right to sublicense through multiple tiers in accordance with Section 3.1 (Sublicenses), to Exploit such Licensed Product that contains the Licensed Compound as the sole active ingredient or in combination with any Other Component or product (including an Avere Proprietary Combination Component) that is not a Hansoh Proprietary Combination Component, in each case, in the Field in the Territory.

2.2	License Grant to Hansoh. Subject to the terms of this Agreement, Avere hereby grants to Hansoh and its Affiliates
2.2.1

a fully-paid, royalty-free, transferable (solely as permitted in accordance with Section 13.3 (Assignment)) license, with the right to sublicense through multiple tiers in accordance with Section 3.1 (Sublicenses), under the Avere IP to Exploit the Licensed Compounds and Licensed Products (whether as a monotherapy or in a Combination Product or a Combination Therapy), and any product that contains both a Licensed Compound and a Hansoh Proprietary Combination Component, in each case, in the Field in the Retained Territory, which license shall be exclusive (even as to Avere and its Affiliates, subject to [***]; and

2.2.2

a non-exclusive, transferable (solely as permitted in accordance to Section 13.3 (Assignment)) license, with the right to sublicense through multiple tiers in accordance with Section 3.1 (Sublicenses), under (a) the Patent Rights constituting Avere Combination IP that are necessary to Exploit a Licensed Product that contains the Licensed Compound as the sole active ingredient or in combination with any Other Component or product (including a Hansoh Proprietary Combination Component) that is not an Avere Proprietary Combination Component, and (b) the Data and Regulatory Materials constituting Avere Combination IP solely to the extent required to be provided to Hansoh pursuant to Section 4.4, to Exploit such Licensed Product that contains the Licensed Compound as the sole active ingredient or in combination with any Other Component or product that is not an Avere Proprietary Combination Component, in each case, in the Field in the Retained Territory.

2.3	Retained Rights; No Other License.
2.3.1

Notwithstanding the rights granted to Avere in Section 2.1 (License Grant to Avere), Hansoh hereby expressly retains, on behalf of itself and its Affiliates, (a) the right to practice the Licensed Technology and the Side Chain Right in order to perform, or have performed by a Third Party, Hansoh’s and its Affiliates’ obligations under this Agreement; and (b) the rights to Develop (excluding the conduct of Clinical Trials), Manufacture or have Manufactured, the Licensed Compounds and Licensed Products in the Territory solely to Exploit the Licensed Compounds and Licensed Products, whether as a monotherapy or in a Combination Product or a Combination Therapy, in the Retained Territory.

2.3.2

No rights, other than those expressly set forth in this Agreement, are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise. All rights not expressly granted by either Party to the other hereunder are reserved.

2.3.3

Except for the rights and licenses expressly granted to Avere under this Agreement, all rights, title and interests in and to the Hansoh Proprietary Combination IP and Hansoh Combination IP shall remain with Hansoh, and Avere obtains no licenses or rights under this Agreement to Exploit the Hansoh Proprietary Combination Components in the Field in the Territory.

2.3.4

Except for the rights and licenses expressly granted to Hansoh under this Agreement, Avere shall retain all right, title and interest in and to the Avere Proprietary Combination IP and Avere Combination IP, and Hansoh obtains no licenses or rights under this Agreement to Exploit the Avere Proprietary Combination Components in the Field in the Territory or the Retained Territory.

2.4	Technology Transfer.
2.4.1

Initial Technology Transfer. Promptly after the Effective Date (and, in any event, within [***] Days thereafter), the Parties will initiate a Know-How transfer with respect to the transfer to Avere of all Licensed Know-How that is (a) [***], or (b) [***], in each case, of (a) and (b) to the extent Controlled by Hansoh or its Affiliates as of the Effective Date. Promptly after the Effective Date (but in any event within [***] Days thereafter), Hansoh shall transfer and deliver to Avere, [***], copies of tangible embodiments of all such then-existing and available Licensed Know-How.

2.4.2

Continued Transfer. Following the completion of the transfer pursuant to Section 2.4.1 (Initial Technology Transfer), on an ongoing basis at each meeting of the JSC or as reasonably requested by a Party during the Term, the Parties will, through the JSC, perform Know-How transfers with respect to the transfer of any Licensed Know-How that becomes Controlled by Hansoh or its Affiliates (if requested by Avere) or any Know-How that constitutes Avere IP and is Controlled by Avere, its Affiliates or Sublicensees (if requested by Hansoh) from time to time during the Term that is (a) [***] or (b) [***], in each case of (a) and (b), to the extent not already provided to or in the possession of the requesting Party or any of its Affiliates. The transferring Party shall transfer and deliver to the other Party copies of tangible embodiments of the applicable Know-How in a timely manner.

2.4.3

Tangible Embodiments and Translations. For the avoidance of doubt, the tangible embodiments to be transferred and delivered by Hansoh or Avere in connection with this Section 2.4 (Technology Transfer) shall exclude (a) any Data, information and materials covered by Section 4.4.4 (Data Sharing), and (b) any Licensed Know-How, data, information, assets and materials covered by Section 4.8.3 (Manufacturing Technology Transfer). To the extent the original version of any document or other materials that Hansoh is required to provide to Avere under this Agreement is not in English, Hansoh shall provide to Avere (i) such original version and (ii) [***]. Except as expressly set forth herein, each Party shall not be required to reduce to tangible embodiments any Know-How that does not already exist in such tangible embodiments in fulfillment of any of its obligations under this Agreement.

2.4.4

Assistance. The transferring Party shall also provide the receiving Party with reasonable technical assistance to help the receiving Party understand and use the transferred Know-How in connection with the Development of the Licensed Compounds and Licensed Products, including reasonable access to the transferring Party’s technical personnel involved in the Development of the Licensed Compounds and Licensed Products. Notwithstanding anything to the contrary herein, in no event shall either Party, its Affiliates or its or their Third Party contractors be required to, in connection with its obligations under this Section 2.4 (Technology Transfer), Section 4.4.3 (Regulatory Support),

Section 4.4.4 (Data Sharing) or Section 4.8.3 (Manufacturing Technology Transfer), as applicable, (i) conduct any Development activities, (ii) modify, enhance, improve or optimize any Licensed Compound, Licensed Product or manufacturing process, or provide any assistance with respect to changes of, or improvements to, the manufacturing process, scale-up or optimization of the Manufacture of any Licensed Compound or Licensed Product (or any components or intermediates thereof, including starting materials), or (iii) generate any new data or information not in existence at the time of a Party’s request. Within [***] Days after receipt of the applicable invoices from the transferring Party, the transferee Party shall reimburse the transferring Party for the reasonable and documented FTE Costs (at the FTE Rate) and out-of-pocket costs (without any markup) incurred by the transferring Party in fulfilling its obligations under this Section 2.4.4 (Assistance), except for [***].

2.5	Exclusivity.
2.5.1

Exclusivity Covenant. [***], neither Party nor any of their respective Affiliates, shall Develop, Manufacture, Commercialize or otherwise Exploit, or authorize, license or grant any right to any Third Party to Develop, Manufacture, Commercialize or otherwise Exploit, any Competing Product in the Territory. Additionally, [***]. For clarity, [***].

2.5.2	ROFN.
(a)

If at any time during the [***] years after the Effective Date, (i) Hansoh desires to [***], Hansoh shall promptly notify Avere thereof in writing. Within [***] Days of Avere’s receipt of such notice (“ROFN Notice Period”), Avere shall have the right to notify (a “ROFN Exercise Notice”) Hansoh of its interest in entering into negotiations with Hansoh for rights to Develop, Manufacture, Commercialize or otherwise Exploit such Competing Product in the Territory (a “Back-Up ROFN Transaction”).

(b)

If Avere timely provides such ROFN Exercise Notice, the Parties shall engage in exclusive good faith negotiations with respect to commercially reasonable terms for such Back-Up ROFN Transaction for a period of [***] Days after receipt of the ROFN Exercise Notice (“ROFN Negotiation Period”). During the ROFN Notice Period and the ROFN Negotiation Period, Avere shall have the right to [***]. Hansoh shall not engage in negotiations regarding such Back-Up ROFN Transaction with any Restricted Third Party or invite a Restricted Third Party to make a proposal for a Back-Up ROFN Transaction during the ROFN Notice Period or ROFN Negotiation Period.

(c)	For clarity, if (a) Avere does not provide a ROFN Exercise Notice, or provides notice to Hansoh that it is declining to exercise its rights under this Section 2.5.2 (ROFN) with respect to such Back-Up ROFN Transaction, in each case within the ROFN Notice Period or (b) if the Parties are unable to reach agreement on the terms of the Back-Up ROFN Transaction during the ROFN Negotiation Period, then Hansoh may not negotiate or enter into any agreement with any Third Party with respect to such Back-Up ROFN Transaction unless otherwise permitted under Section 2.5 (Exclusivity).

2.5.3	Specified Exceptions. None of the following shall constitute a breach of a Party’s obligations under Section 2.5.1 (Exclusivity Covenant):
(a)

the performance of non-clinical research activities or any other reasonable research activities (other than Clinical Trials) of any Competing Product in the Territory solely for Exploitation in the Retained Territory, with respect to Hansoh as the researching Party

(b)

with respect to activities conducted by or on behalf of Hansoh, any other activities in the Territory, provided that, prior to the commencement of such activities in the Territory, Avere has specifically approved in writing the performance of such other activities

(c)	[***]; and
(d)	[***].
2.5.4

Change of Control of a Party. In the event that either Party or any of its Affiliates undergoes a Change of Control with a Third Party (an “Acquirer”), the restrictions set forth in Section 2.5.1 (Exclusivity Covenant) shall not apply to (a) any activities that would otherwise constitute a breach of Section 2.5.1 (Exclusivity Covenant), [***].

2.5.5

Third Party Acquisition. In the event that (a) either Party or any of its Affiliates acquires or otherwise obtains rights to Develop, Manufacture, Commercialize or otherwise Exploit a Competing Product as the result of a Third Party Acquisition, and (b) the Competing Product is not the only compound or product, the rights to which are acquired or otherwise obtained by such Party or its Affiliate as a result of such Third Party Acquisition, then the restrictions set forth in Section 2.5.1 (Exclusivity Covenant) shall not apply to any activities that would otherwise constitute a breach of Section 2.5.1 (Exclusivity Covenant), including a Competing Product that is being Developed, Manufactured, Commercialized or otherwise Exploited (collectively, “Acquired Program”) by such Party or its Affiliate at or after the closing of such Third Party Acquisition, as long as [***].

2.6

In-Licensing of Third Party Intellectual Property Rights. If, after the Effective Date, either Party desires to in-license any Intellectual Property Rights from a Third Party that the licensing Party believes would be necessary to the other Party’s Exploitation of the Licensed Compounds in such other Party’s Respective Territory, the Party proposing to enter into such in-license shall use commercially reasonable efforts to notify the other Party in writing thereof and upon the reasonable request of such other Party shall promptly discuss in good faith any such potential license. For clarity, the foregoing shall not otherwise limit a Party’s right under this Agreement to in-license any Intellectual Property Rights from a Third Party.

3	Sublicensing & Subcontracting
3.1

Sublicenses. Each Party may sublicense the rights it receives under Section 2.1 (License Grant to Avere) or Section 2.2 (License Grant to Hansoh), as applicable, to any Affiliates, Sublicensees (in the case of Avere) or Third Parties, provided that [***] Avere shall provide Hansoh with a copy of each such Sublicense agreement within [***] Days after execution thereof (which copy may be redacted of any confidential or proprietary information that is [***]). Each such sublicense shall be consistent with the applicable terms of this Agreement in all respects, and shall not impose any obligations or liability on the non-sublicensing Party beyond those set forth in this Agreement, or diminish or otherwise modify such other Party’s rights hereunder. Each Party shall contractually require each sublicensee to comply with all applicable provisions of this Agreement (including Section 2.1 (License Grant to Avere) and Section 2.2 (License Grant to Hansoh), as applicable, Section 2.5.1 (Exclusivity Covenant) and Section 7.1.2 (Ownership of Arising IP)), remain directly responsible for all of its obligations under this Agreement, and fully liable for any action or inaction by any of its sublicensees that would be a breach of the terms of this Agreement as if committed by such Party.

3.2

Subcontracting. Each Party will have the right to engage subcontractors to exercise its rights or perform its obligations under this Agreement, including any activities set forth in the Development Plan; provided that [***].

4	Development, Manufacture and Commercialization
4.1	Development Responsibilities.
4.1.1

By Avere. Avere will lead and will be solely responsible for, and have sole control and decision making authority with respect to, the Development of the Licensed Compounds and Licensed Products in the Territory at its own cost and expense, [***]. The Development Plan as of the Effective Date is attached hereto as Schedule 4.1.1 (Initial Development Plan), which describes the Development activities [***]. Avere shall update the Development Plan no later than [***] Days after the Effective Date to include the information required by Section 1.1.35 (“Development Plan”), and shall have the right to update the Development Plan from time to time thereafter, in each case, by providing a copy of the updated Development Plan to Hansoh. Avere shall conduct the Development of the Licensed Compounds and Licensed Products in accordance in all material respects with the Development Plan. If the terms of a Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement will govern. Avere shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approvals for (a) at least [***] in the [***], (b) at least [***] in at least one of the [***], and (c) at least [***] in [***].

4.1.2

By Hansoh. Hansoh will lead and will be solely responsible for (subject to Section 4.1.3 (Avere Development in the Retained Territory)), and have sole control and decision making authority with respect to, the Development of the Licensed Compounds and Licensed Products in the Retained Territory, [***].

4.1.3

Avere Development in the Retained Territory. Avere may, directly or through its Affiliates or one or more Sublicensees or subcontractors as permitted under this Agreement, conduct Development of the Licensed Compounds and the Licensed Products in the Field in the Retained Territory (excluding the conduct of Clinical Trials), solely for purposes of the Exploitation of the Licensed Compounds and the Licensed Products in the Field in the Territory, and shall bear all of the costs and expenses incurred in connection therewith.

4.1.4

Ongoing Clinical Studies. With respect to each Clinical Trial conducted by or on behalf of Hansoh or its Affiliates in the Territory that has been Initiated and is ongoing as of the Effective Date, [***] .

4.2	Development Discussion.
4.2.1

Each Party shall provide the other Party a high-level update of its material Development activities of Licensed Compounds and Licensed Products in such first Party’s Respective Territory [***]. If a Party reasonably believes that any Development activities proposed by the other Party would reasonably be expected to have a material adverse impact upon the Development of any Licensed Compound or Licensed Product in the Field in such first Party’s Respective Territory, then such Party shall have the right to bring the matter to the attention of the JSC setting forth its concerns in a written report along with a proposed resolution.

4.2.2

Upon the request of either Party, the Parties shall discuss in good faith Clinical Trials for the Licensed Compounds and the Licensed Products that include clinical study sites in both the Territory and the Retained Territory (a “Global Clinical Trial”).

4.2.3

Without limiting the foregoing, if Avere intends to conduct any Pivotal Clinical Trial for [***] with respect to a Licensed Product in the Territory, Avere shall notify Hansoh reasonably in advance. Following receipt of such notification, Hansoh may, but is not obligated to, request Avere to [***]. If Hansoh elects to [***], then: [***].

4.2.4	Without limiting the foregoing, [***].

4.2.5	Any collaboration on such Clinical Trials shall be set forth in an amendment to this Agreement or a separate definitive agreement.
4.3	Annual Report. Without limiting Section 4.2.1, Avere shall provide to Hansoh a report at least once every twelve (12) months (an “Annual Report”) that includes:
4.3.1	the progress of Development for the Licensed Compounds and Licensed Products measured against the Development Plan;
4.3.2

for each [***] where all required Regulatory Approvals have been obtained for the Licensed Products, at least [***] Days prior to launch of a Licensed Product in such country or region, a [***](a “Commercialization Plan”), which Commercialization Plan shall be incorporated into this Agreement; and

4.3.3	the Parties shall discuss the Annual Report and [***].
4.4	Regulatory Matters.
4.4.1

Regulatory Responsibilities; Ownership. Each Party shall (by itself or through its Affiliates, licensees, and sublicensees) be responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Licensed Products in its Respective Territory, which regulatory activities shall be performed at such Party’s own cost and expense. Through the JSC, the Parties shall keep each other informed of material regulatory developments related to the Licensed Products in each Party’s Respective Territory, including any decision by any Regulatory Authority regarding any Licensed Product. Each Party (or its designee) shall apply for Regulatory Approvals of Licensed Products in such Party’s Respective Territory in its own name and at its own cost and expense, and shall be the named marketing authorization holder of the Regulatory Approvals of Licensed Products in its Respective Territory. [***].

4.4.2

Assignment of Existing Regulatory Materials. Promptly following the Effective Date (and in any event, within [***] Days of the Effective Date), Hansoh will (a) transfer ownership of the US IND to Avere by submitting the US IND Transfer Letter to FDA, (b) take any actions necessary to transition to Avere the files relating to PIND 181270 that was previously submitted to FDA, and (c) transfer ownership of the NZ CTA to Avere by taking all necessary actions, including (i) submitting sponsorship transfer documents to MedSafe, (ii) notifying the applicable New Zealand Health and Disability Ethics Committee (“HDEC”), and (iii) updating the Clinical Trial owner on ANZCTR ((a) through (c), collectively the “Existing Regulatory Materials”). Avere shall submit the US IND Acceptance Letter to FDA following submission of the US IND Transfer Letter. The Parties shall cooperate as reasonably necessary to effectuate the transfer, in accordance with this Section 4.4.2 (Assignment of Existing Regulatory Materials), of the Existing Regulatory Materials to Avere and all rights contained therein. [***].

4.4.3	Regulatory Support. During the period commencing on the Effective Date and ending upon [***] (the “Regulatory Support Period”), Hansoh shall [***].
4.4.4	Data Sharing.
(a)

Promptly after the Effective Date (and, in any event, (A) within [***] Days thereafter for [***] Data and [***] Data subject to this Section 4.4.4(a), and (B) within [***] Days for all other Data subject to this Section 4.4.4(a)), Hansoh shall [***] provide Avere with copies of all relevant Data (including [***]) Controlled by Hansoh as of the Effective Date, that is (i) [***], or (ii) [***].

(b)

Subject to compliance with Applicable Laws, on a [***] basis, or upon an earlier request by the other Party, each Party shall promptly provide the other Party with electronic copies (unless otherwise required by Applicable Laws) of all Data (including [***]) generated by or on behalf of, and Controlled by, such first Party for any Licensed Compound or Licensed Product that is necessary for the purpose of the other Party’s seeking, obtaining or maintaining Regulatory Approval of the Licensed Products in the other Party’s Respective Territory, whether or not the other Party has or has filed an application for Regulatory Approval for such Licensed Compound or Licensed Product at the time of such Data sharing. Each Party also shall provide the other Party with [***] . Disclosures under this Section 4.4.4 (Data Sharing) shall be treated as disclosures of Confidential Information and subject to the use and disclosure restrictions (and exceptions and authorizations) set forth in Article 8 (Confidential Information). Each Party shall use Commercially Reasonable Efforts to [***].

(c)

Each Party shall: (i) limit access to Data to personnel and contractors with a need to know; (ii) implement appropriate role-based access controls and maintain audit logs of access; (iii) ensure that any access by personnel located in jurisdictions subject to data transfer restrictions is compliant with Applicable Laws; and (iv) promptly notify the other Party of any unauthorized access or breach involving Data.

(d)	Neither Avere nor any of its Affiliates and Sublicensees shall [***].
(e)

Notwithstanding anything to the contrary herein, each Party shall ensure that any Personal Data relating to clinical trial subjects or patients that is shared under this Agreement or is otherwise made accessible to individuals physically located in, or entities organized under the laws of, any jurisdiction in the Retained Territory or any other jurisdiction subject to data transfer restrictions[***].

(f)	Without limiting the foregoing, [***].
(g)

The Parties shall cooperate to conduct any transfers of Data and Know-How in a manner that is in compliance with Applicable Laws and cooperate to implement appropriate safeguards with respect to such Data and Know-How, including data minimization, encryption and access controls, to the extent required for compliance with Applicable Laws.

(h)	For the avoidance of doubt, all material reports and Regulatory Materials shared by each Party pursuant to this Section 4.4.4 (Data Sharing) shall be provided in English; provided, that, [***].
4.4.5

Right of Reference. Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Approvals and related Regulatory Materials, including [***], solely for the purpose of such other Party’s seeking, obtaining, supporting, and maintaining Regulatory Approvals for the Licensed Products in such other Party’s Respective Territory, [***]. Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 4.4.5 (Right of Reference) and to give such other Party, its Affiliates, or sublicensees the benefit of such first Party’s Regulatory Approvals and related Regulatory Materials in such other Party’s Respective Territory as provided herein. For the avoidance of doubt, neither Party shall be required to transfer, deliver or provide to the other Party, its Affiliates or Sublicensees any Regulatory Approvals for combination (including Combination Therapy and Combination Product) of a Party Proprietary Combination Component and a Licensed Compound (or Licensed Product) except to the extent [***].

4.4.6

Adverse Event Reporting. No later than [***], Avere and Hansoh shall develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to the Development and Commercialization of Licensed Products, such as safety data sharing and exchange, adverse events reporting, and prescription events monitoring (the “Pharmacovigilance Agreement”). Such Pharmacovigilance Agreement shall (a) provide that Avere shall hold and be responsible for the maintenance of the global safety database for the Licensed Product, which, for clarity, [***] Hansoh shall hold and be responsible for the maintenance of a safety database for the purposes of regulatory reporting for Clinical Trials that Hansoh sponsors, (b) provide that the sponsoring Party for a Clinical Trial shall be responsible for the safety reporting for the Clinical Trial and shall lead all pharmacovigilance activities for such trial, and (c) include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the

Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Governmental Authorities.

4.5

Commercialization. Each Party shall lead and have sole control over and decision-making authority with respect to all aspects of Commercialization of the Licensed Products in its Respective Territory, subject to the terms and conditions of this Agreement. Avere shall use Commercially Reasonable Efforts to Commercialize at least one Licensed Product for at least one Indication in (a) the U.S., (b) at least one of the Major European Market Countries, and (c) [***], provided that [***].

4.6

Diversion. Subject to Applicable Law, Hansoh and Avere each hereby covenants and agrees that (a) it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, Sublicensees and contractors not to, directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Product, including via the internet or mail order, to any Third Party or to any address or internet protocol address or the like, in the other Party’s Respective Territory, and (b) it shall not engage, nor permit its Affiliates, licensees, Sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in the other Party’s Respective Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s Respective Territory. As between the Parties, nothing in this Section 4.6 (Diversion) will prevent either Party or its Affiliates and licensees, Sublicensees, and subcontractors from undertaking, or having undertaken, any of the foregoing activities with respect to any Licensed Product in such Party’s Respective Territory.

4.7

Remedial Actions. Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority or other Governmental Authority that may result in the need for a recall or suspension or termination of a Clinical Trial (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. A Party shall have sole discretion with respect to any matters relating to any Remedial Action in such Party’s Respective Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action in a Party’s Respective Territory shall be borne solely by such Party. A Party shall, and shall ensure that its Affiliates and licensees or sublicensees will, maintain adequate records to permit such Party to trace the distribution, sale and use of the Licensed Product in such Party’s Respective Territory.

4.8	Manufacturing and Supply.
4.8.1	General. Avere shall have the sole right and the sole control to Manufacture and have Manufactured the Licensed Compounds and Licensed Products required for the Development, Commercialization or other Exploitation of the Licensed Compounds and Licensed Products by or on behalf of Avere, at Avere’s own cost and expense. Avere may Manufacture the Licensed Compounds and Licensed Products on its own or through an Affiliate or have one or more Third Parties designated by Avere (each an “Avere CMO”) Manufacture the Licensed Compounds and Licensed Products. For the avoidance of doubt, subject to [***], [***].

4.8.2

Supply Agreement. Within [***] Days after the Effective Date, the Parties shall enter into a clinical supply agreement and related quality agreement on terms substantially similar to those included on Schedule 4.8.2(a) (Key Terms of Supply Agreement), respectively, pursuant to which Hansoh will supply to Avere the Licensed Compounds and Licensed Products (the “Supply Agreement”).

4.8.3

Manufacturing Technology Transfer. After the execution of the definitive transaction agreement for the Qualified Reverse Merger, at the request of Avere, Hansoh shall (and shall cause its Third Party CMOs, to the extent applicable, to) conduct a one-time transfer to Avere or an Avere CMO of all Licensed Know-How related to Manufacturing technology, process, specifications, and all data, information, assets and other materials and GMP and shelf-life information relating thereto [***] (the “Manufacturing Technology Transfer”) in accordance with a Manufacturing technology transfer plan to be reasonably and in good faith discussed and agreed by the Parties (the “Manufacturing Technology Transfer Plan”), which Manufacturing Technology Transfer Plan shall be incorporated into this Agreement once agreed. [***] The Parties shall start the Manufacturing Technology Transfer in accordance with the timelines set forth in the Manufacturing Technology Transfer Plan, and each Party shall use Commercially Reasonable Efforts to complete the Manufacturing Technology Transfer within the timelines set forth in the Manufacturing Technology Transfer Plan. Within [***] Days after receipt of invoices from Hansoh, Avere shall reimburse Hansoh for the reasonable and documented FTE Costs (at the FTE Rate) and out-of-pocket costs (without any markup) incurred by Hansoh to provide such technical assistance pursuant to the Manufacturing Technology Transfer Plan and following completion of the Manufacturing Technology Transfer, except for the FTE Costs of the first [***] FTE hours of assistance per month for the duration of the Manufacturing Technology Transfer, which shall be provided at Hansoh’s cost. Notwithstanding the foregoing, if [***].

4.9

Qualified Reverse Merger Efforts. Avere shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, all things reasonably necessary, proper or advisable to consummate a Qualified Reverse Merger by the Outside Date, including (a) negotiating and entering into a definitive merger agreement with TargetCo providing for a Qualified Reverse Merger on the terms specified herein to the extent applicable thereto, (b) causing the conditions to closing of such Qualified Reverse Merger to be satisfied as soon as reasonably practicable following entry into such agreement, (c) making any filings or submissions to any Governmental Authority that are required or advisable in connection with the transactions contemplated hereunder or such Qualified Reverse Merger and (d) obtaining committed equity financing sufficient to consummate a Qualified Reverse Merger on the terms specified herein.

5	Governance
5.1

Formation and Purpose. Avere and Hansoh will establish and convene a joint steering committee (the “Joint Steering Committee” or the “JSC”) promptly after the Effective Date. The JSC shall consist of an equal number of representatives from each Party and operate by the procedures in accordance with this Article 5 (Governance). The purpose of the JSC shall be to provide a forum for the coordination, communication, and oversight of the Parties’ Development and Commercialization activities.

5.2

JSC Membership. Within [***] Days after the Effective Date, each Party shall designate at least [***] representatives for the JSC and be responsible for its representatives’ compliance with the terms of this Agreement and for ensuring that each representative has agreed in advance to confidentiality, intellectual property ownership and assignment and non-use obligations at least as restrictive as those set forth herein. Each representative shall have the appropriate level of experience in the subject area of the JSC, and at least one representative shall have sufficient seniority within the applicable Party’s organization to have the necessary decision-making authority in order for the JSC to fulfil its responsibilities. Either Party may designate a substitute for its JSC representatives if one of such Party’s designated representatives is unable to be present at a meeting so long as such substitutes are subject to the same obligations of confidentiality, intellectual property ownership and assignment and non-use as the formal representative. From time to time, each Party may replace its JSC representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).

5.3

JSC Chairperson. The JSC will have a chairperson, to be designated by Avere. The chairperson shall be responsible for calling and convening meetings. The chairperson (or its designate) shall: (a) prepare and circulate an agenda reasonably in advance of each upcoming meeting; and (b) prepare and issue minutes of the JSC meeting within [***] Days thereafter. Such minutes shall not be finalized until each JSC representative reviews and approves such minutes in writing; provided that any minutes shall be deemed approved unless a JSC representative objects to the accuracy of such minutes within [***] Days after the circulation of the minutes.

5.4	Meetings.
5.4.1

Timing and Frequency. Unless otherwise agreed by the Parties, the JSC shall meet at least [***], provided that, after [***], the JSC shall meet [***]. Additional meetings of the JSC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed or conditioned), and as required under this Agreement. [***].

5.4.2

Meeting Procedures. The JSC may meet either (a) in person at either Party’s facilities or at such locations as the Parties may otherwise agree, or (b) by audio or video teleconference. Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC, including all travel and lodging.

5.5

Non-Member Participation. Additional non-members of the JSC having relevant experience may from time to time be invited to participate in a JSC meeting, provided that such participants shall have no voting rights or powers. Non-member participants who are not employees of a Party or its Affiliates shall only be allowed to attend if: (a) the other Party’s representatives have consented to the attendance; and (b) such non-member participant is subject to and has agreed in advance to confidentiality, intellectual property ownership and assignment and non-use obligations at least as restrictive as those set forth in this Agreement.

5.6	JSC Responsibilities. The JSC’s responsibilities shall be to:

Discuss the Development Plan, the Commercialization Plan and the Annual Report, and all material amendments and updates thereto;

Facilitate the exchange of information between the Parties related to the Development and Commercialization of the Licensed Products under the Development Plan or the Commercialization Plan and Hansoh’s Development and Commercialization efforts in the Retained Territory;

Review, discuss, and coordinate (but not determine) the overall progress and timelines of the Development and Commercialization activities for the Licensed Compounds and Licensed Products conducted by or on behalf of each Party, their Affiliates and their (Sub)licensees;

[***]

Serve as the first forum to hear disputes in respect of Development matters;

Perform such other functions as appropriate to further the Development and Commercialization of the Licensed Compounds or Licensed Products, as determined by the Parties in writing; and

[***].

5.7	JSC Decisions and Actions.
5.7.1

The Parties shall use good faith efforts to achieve consensus regarding any actions. If the JSC fails to reach agreement within [***] Days after any matter subject to Section 5.6 (JSC Responsibilities) was brought to the JSC for resolution, such disagreement shall be referred to the Senior Officers of the Parties for resolution, who shall use good faith efforts to meet and resolve such matter within [***] Days after it is referred to them.

5.7.2

Deadlock. If the Senior Officers are unable to reach consensus on any such matter during such period, then [***]. With respect to any such matter, the Parties shall discuss in good faith, and if they are unable to reach consensus within the period specified in Section 5.7.1, such matter shall be [***].

5.8

Limitation of Authority. The JSC and each Party exercising its final decision making authority under Section 5.7.2 (Deadlock) shall only have the powers expressly assigned to it in this Article 5 (Governance) and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive either Party’s compliance with the terms and conditions of this Agreement; (c) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (d) impose any other obligations on either Party without the prior written consent of such Party.

6	Payments
6.1

Upfront Payments. As partial consideration for the rights and licenses granted to Avere hereunder and subject to the terms and conditions of this Agreement, Avere shall pay to Hansoh a one-time, non-creditable, non-refundable upfront payment of One Hundred Twenty Million Dollars ($120,000,000) (the “Upfront Payment”). The Upfront Payment shall be paid to Hansoh in two instalments as follows: (a) Ninety Million Dollars ($90,000,000) within thirty (30) Days of the Effective Date, and (b) Thirty Million Dollars ($30,000,000) upon the closing of the Qualified Reverse Merger (the “Second Upfront Instalment”).

6.2

Development Milestones. As partial consideration for the rights and licenses granted to Avere hereunder and subject to the terms and conditions set forth in this Agreement, on a Licensed Product-by-Licensed Product basis, Avere shall pay to Hansoh the following one-time, non-refundable, non-creditable payments set forth in the table immediately below (each a “Development Milestone Payment”) for the first achievement by Avere or its Affiliates or Sublicensees of the development milestone events (each a “Development Milestone Event”) for each Licensed Product in the Field in the Territory.

	Development Milestone Event	Payment (in million Dollars)
[***]
1.	[***]	[***]
2.	[***]	[***]

3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
[***]
8.	[***]	[***]
9.	[***]	[***]
10.	[***]	[***]
11.	[***]	[***]
12.	[***]	[***]
13.	[***]	[***]
[***]
14.	[***]	[***]
15.	[***]	[***]
16.	[***]	[***]
17.	[***]	[***]
	Total and Maximum (per Licensed Product)	280

6.2.1

If, upon achievement of Development Milestone Event #2 for a Licensed Product for [***], Development Milestone Event #1 for such Licensed Product for [***] has not been previously achieved, then such previously unachieved Development Milestone Event shall be deemed thereby achieved and, if the Development Milestone Payment for such prior Development Milestone Event has not previously been paid, it shall thereupon also be paid at the same time that the Development Milestone Payment for Development Milestone Event #2 is paid. If, upon achievement of Development Milestone Event #3 or Development Milestone Event #4 for a Licensed Product for [***], Development Milestone Event #1 or Development Milestone Event #2 for such Licensed Product for [***] have not been previously achieved, then such previously unachieved Development Milestone Events shall be deemed thereby achieved and, if the Development Milestone Payment for any such prior Development Milestone Event has not previously been paid, it shall thereupon also be paid at the same time that the Development Milestone Payment for such subsequent achieved Development Milestone Event #3 or Development Milestone Event #4 is paid. Notwithstanding the foregoing, Development Milestone Events #3 through #7 must each be independently achieved for the corresponding Development Milestone Payments to become payable. The same principles shall apply with respect to the Development Milestone Events and the Development Milestone Payments for each Licensed Product for the second and third Indications mutatis mutandis.

6.2.2	For the avoidance of doubt, for purposes of determining the achievement of Development Milestone Events, [***].
6.2.3

For the avoidance of doubt, no payment set forth in this Section 6.2 (Development Milestones) shall be payable more than once per Licensed Product. The aggregate Development Milestone Payments payable under this Section 6.2 (Development Milestones) shall not exceed Two Hundred Eighty Million Dollars ($280,000,000) per Licensed Product.

6.2.4

Avere shall notify Hansoh in writing upon the first achievement, in respect of a Licensed Product, by or on behalf of Avere or its Affiliate or Sublicensee, of each of the Development Milestone Events no later than [***] Days of Avere’s knowledge of achievement thereof. Within [***] Days of receipt of an appropriate invoice from Hansoh, Avere shall pay the applicable Development Milestone Payment due upon achievement of the corresponding Development Milestone Event.

6.2.5

With respect to Development Milestone Events [***] (each, an “Eligible Milestone”), if the Market Capitalization of TargetCo equals or exceeds [***] (the “Market Cap Threshold”) as of the date such Eligible Milestone is achieved (the “Achievement Date”), Hansoh may [***].

6.2.6	[***].
6.3

Sales Milestones. As partial consideration for the rights and licenses granted to Avere hereunder and subject to the terms and conditions set forth in this Agreement, in the event that the aggregate Annual Net Sales made by or on behalf of all Selling Entities for all Licensed Products in the Territory in a given Calendar Year first exceeds a threshold set forth in the table immediately below (each a “Sales Milestone Event”), Avere shall pay to Hansoh the following one-time, non-refundable, non-creditable milestone payments (each a “Sales Milestone Payment”).

	Sales Milestone Event	Payment (in million Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
	Total and Maximum	1,900

6.3.1

For the avoidance of doubt, no Sales Milestone Payment shall be payable more than once no matter how many times any applicable Sales Milestone Event is achieved by any Licensed Products. The aggregate Sales Milestone Payments payable under this Section 6.3 (Sales Milestones) shall not exceed One Billion Nine Hundred Million Dollars ($1,900,000,000) in the aggregate.

6.3.2

In the event that in a given Calendar Year more than one Sales Milestone Event is first achieved, Avere shall pay to Hansoh each separate Sales Milestone Payment with respect to each Sales Milestone Event that is first achieved in such Calendar Year.

6.3.3

Avere shall notify Hansoh in writing upon the first achievement by or on behalf of Avere or its Affiliate or Sublicensee of each Sales Milestone Event no later than [***] Days after the end of the applicable Calendar Quarter in which such Sales Milestone Event is achieved. Within [***] Days of receipt of an appropriate invoice from Hansoh, Avere shall pay the applicable payment due upon first achievement of the corresponding Sales Milestone Event.

6.4	Royalties.
6.4.1

Royalty Rates. In partial consideration of the licenses and other rights granted by Hansoh to Avere hereunder and subject to the remainder of this Section 6.4 (Royalties) and the other terms and conditions set forth in this Agreement, Avere shall pay tiered royalties on the aggregate Annual Net Sales of all Licensed Products sold in the Territory in a Calendar Year, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Annual Net Sales of all Licensed Products sold in the Territory in the applicable Calendar Year.

For that portion of aggregate Annual Net Sales of all Licensed Products in the Territory in the applicable Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

6.4.2

Royalty Term. Avere’s obligation to pay royalties pursuant to this Section 6.4 (Royalties) with respect to a particular Licensed Product in a particular country in the Territory shall commence on the date of First Commercial Sale of such Licensed Product in such country, and end with respect to such Licensed Product and country on the latest of (a) the [***] of the date of First Commercial Sale of such Licensed Product in such country, (b) the expiration of the last-to-expire Valid Claim of a Licensed Patent Right or Side Chain Right Covering [***], and (c) the expiration of the last to expire Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”). For clarity, Net Sales of a particular Licensed Product in a particular country shall only be included in the aggregate Annual Net Sales of all Licensed Products for purposes of (i) determining whether a Sales Milestone Event has been achieved, and (ii) calculating the amount of royalties payable under this Section 6.4 (Royalties), in each case of (i) and (ii), during the applicable Royalty Term for such Licensed Product in such country.

6.4.3	Royalty Adjustments.
(a)

Third Party Licenses. Subject to Section 6.7 (No Third Party Payments) and the terms of this Agreement, in the event [***] (a “Third Party License”), then subject to Section 6.4.4 (Royalty Floor), Avere may deduct from the royalty payments that would otherwise have been due under Section 6.4.1 (Royalty Rates) in the corresponding Calendar Quarter, an amount equal to [***] of the amount of payments actually paid by Avere to such Third Party to the extent such amounts are allocable to such Licensed Compound and in consideration for Avere’s rights with respect to the Third Party License.

(b)

Patent Expiry. Subject to Section 6.4.4 (Royalty Floor), on a Licensed Product-by-Licensed Product and country-by-country basis, if such Licensed Product is no longer Covered by a Valid Claim included in the Licensed Patent Rights or Side Chain Right in such country, then the royalty payments payable under Section 6.4.1 (Royalty Rates) with respect to such Licensed Product in such country will be reduced by [***].

(c)	Generic Entry. Subject to Section 6.4.4 (Royalty Floor) and the terms of this Agreement, on a Licensed Product-by-Licensed Product and country-by-country basis, if any Generic Product for any of the Indications [***], then, after [***], the royalty payments payable under Section 6.4.1 with respect to such Licensed Product in such country shall be reduced: [***].

6.4.4

Royalty Floor. Subject to the terms of this Agreement, in no event shall the royalty reductions described in Section 6.4.3(a) (Third Party Licenses) through Section 6.4.3(c) (Generic Entry), alone or together, reduce the royalties payable by Avere for a given Calendar Quarter during the Royalty Term for a particular Licensed Product in a particular country in the Territory to less than [***] of the amounts that would have been payable by Avere for such Calendar Quarter pursuant to Section 6.4.1 (Royalty Rates) absent such royalty reductions.

6.4.5

Royalty Report and Payment. Within [***] Days after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there is any sale of any Licensed Product anywhere in the Territory, Avere shall provide Hansoh with a report that contains the following information for the applicable Calendar Quarter, on a Licensed Product-by-Licensed Product and country-by-country basis in the Territory: (i) [***]. Hansoh shall, following receipt of such report, issue an invoice to Avere for the applicable royalties and Sales Milestone Payments, and Avere shall pay such invoice within [***] Days of receipt thereof.

6.5	Payments and Taxes.
6.5.1	All sums due under this Agreement:
(a)	that are payable by Avere shall be paid [***];
(b)

unless otherwise agreed by the Parties, shall be paid in Dollars to the account notified by the payee Party to the payor Party, and in the case of Net Sales received in a currency other than Dollars, the Net Sales shall be converted into equivalent Dollars at the rate used by Avere to prepare its financial statements, and shall otherwise be paid in accordance with the terms of Schedule 6.5 (Payment Terms); and

(c)	[***].
6.5.2	Notwithstanding anything to the contrary herein, the Parties currently anticipate that, based on Applicable Law as of the Effective Date, [***].
6.6

Audit. Avere shall maintain complete and accurate records in sufficient detail to permit Hansoh to confirm the accuracy of the calculation of royalties and other payments payable to Hansoh under this Agreement. Upon reasonable prior notice, but not more than once per [***], such records shall be available during regular business hours for a period of [***] years from the end of the Calendar Year to which they pertain for examination at the expense of Hansoh by an independent certified public accountant selected by Hansoh and reasonably acceptable to Avere, for the sole purpose of verifying the accuracy of the financial reports and correctness of the payments furnished by Avere pursuant to this Agreement. [***].

6.7	No Third Party Payments. As between the Parties, [***] responsible for any and all payments to any counterparties under the Upstream Licenses, except for [***] (“Control”).
6.8

Late Payments. All payments due to a Party hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by the receiving Party. If a Party does not receive payment of any sum due to it on or before the due date, such payment will bear interest from the due date until the date of payment at the per annum rate of the lesser of: (a) [***]; or (b) the maximum rate permitted by Applicable Law. If the Parties are engaged in dispute resolution pursuant to Article 12 as to whether a sum is due or whether a Party is in breach of the Agreement, interest shall not be payable on any such sum during the pendency of such dispute.

6.9

Blocked Payments. If, by reason of Applicable Law, it becomes impossible or illegal for a Party or any of its applicable Affiliates or Sublicensees to transfer, or have transferred on its behalf, any payments to the other Party, then the payor Party will promptly notify the payee Party of the conditions preventing such transfer and such payments will be deposited (in the relevant local currency) to the credit of the payee Party in a recognized banking institution that is (a) designated by the payee Party and (b) at the payee Party’s election, is located in the payor Party’s country or another jurisdiction designated by the payee Party.

6.10

In the event of a Deemed Liquidation Event, the holders of Series Seed-1 Preferred Stock, $0.0001 par value per share (“Series Seed-1 Preferred Stock”) (or shares received in exchange for the Series Seed-1 Preferred Stock), of Avere (or following a reverse merger, PubCo) shall be entitled to receive, prior to and in preference to any distribution to the holders of Avere (or following a reverse merger, PubCo) common stock, [***].

Timing of Deemed Liquidation Event	Percentage of Proceeds
[***]	[***]
[***]	[***]
[***]	[***]

7	Intellectual Property
7.1	Ownership of Arising IP.
7.1.1

Ownership will follow inventorship for all Arising IP, with inventorship being determined in accordance with United States patent laws (regardless of where the applicable activities occurred). As between the Parties, Arising IP invented [***] will be solely owned by Hansoh or any of its Affiliates (“Hansoh Arising IP”); Arising IP invented [***] will be solely owned by Avere or any of its Affiliates (“Avere Arising IP”); and Arising IP invented [***] will be jointly owned by both Parties (“Joint Arising IP”).

7.1.2

Each Party will promptly disclose to the other Party any Arising IP developed, created, conceived, or reduced to practice by or on behalf of such Party or any of its Affiliates during the Term, in any event within [***] Days, after becoming aware of such Arising IP that would constitute a Licensed Technology, Avere IP or Joint Arising IP. Each Party will obligate any employees, Sublicensees, licensees, and Third Party contractors to assign (or license) all Arising IP to such Party so that each Party can comply with its obligations under this Section 7.1 (Ownership of Arising IP), and each Party will promptly obtain such assignment.

7.1.3

[***] interest in and to the Joint Arising IP. Each Party, for itself and on behalf of any of its Affiliates, licensees and Sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Arising IP. Except as expressly provided in (and subject to any rights or licenses expressly granted to either Party under) this Agreement, [***].

7.2	Prosecution and Maintenance.
7.2.1

Licensed Patent Rights and Joint Patents. As between the Parties, Avere will have (i) the first right, but not the obligation, to file, prosecute and maintain [***] (“Avere First Prosecuted Patents”), and (ii) the sole right, but not the obligation, to [***] (“Avere Sole Prosecuted Patents”), and Avere will be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance. Within [***] Days following the Effective Date, Avere will assume the responsibility for the preparation, filing, prosecution and maintenance of all Avere First Prosecuted Patents and Hansoh will cooperate to facilitate an orderly transition of responsibility to Avere. Avere will keep Hansoh reasonably informed of the status of Avere First Prosecuted Patents and will promptly provide Hansoh with material correspondence received from any patent authorities in connection therewith. In addition, Avere will [***] reasonably in advance of the submission (and in no event later than [***] Days before the submission date) of such proposed filings and correspondence. Hansoh shall promptly (but in no event later than [***] Days before the submission date on which Avere plans to submit such proposed filings and correspondence) provide its comments with respect to such proposed filings and correspondence, and Avere shall [***].

7.2.2

Hansoh Prosecuted Patents. As between the Parties, Hansoh will have (i) the first right, but not the obligation, to file, prosecute and maintain [***] (the “Hansoh First Prosecuted Patents”), and (ii) the sole right, but not the obligation, to file, prosecute and maintain (w) [***] (“Hansoh Sole Prosecuted Patents”), and [***]. Hansoh will keep Avere reasonably informed of the status of [***]. In addition, Hansoh will promptly provide Avere with drafts of [***]. Avere shall promptly (but in no event later than [***] Days before the submission date on which Hansoh plans to submit such proposed filings and correspondence) provide its comments with respect to such proposed filings and correspondence, and Hansoh [***].

7.2.3

Cooperation. Each Party will provide the other Party, at the other Party’s request and expense, all reasonable assistance and cooperation in the patent prosecution and maintenance efforts under this Section 7.2 (Prosecution and Maintenance), including providing any necessary powers of attorney and access to relevant persons and executing all required documentation for such prosecution.

7.3	Patent Enforcement.
7.3.1

Notification. Each Party will promptly notify the other Party of any infringement, misappropriation, or other violation by a Third Party of any of the [***], including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of the [***] (collectively, “Third Party Infringement”).

7.3.2

Avere Prosecuted Patents. As between the Parties, except as expressly provided otherwise in this Agreement, (a) Avere will have the first right, but not the obligation, to bring and control any legal action in connection with any such Third Party Infringement with respect to [***], including [***] , and (b) Avere will have the sole right, but not the obligation, to bring and control any legal action in connection with any such Third Party Infringement with respect to [***]. Except as expressly provided otherwise in this Agreement, if Avere decides not to, or does not notify Hansoh in writing that it intends to, bring any action or proceeding with respect to, or to terminate, such Third Party Infringement with respect to the [***], if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Hansoh shall have the right to bring and control any such action [***].

7.3.3

Hansoh Prosecuted Patents. As between the Parties, except as expressly provided otherwise in this Agreement, Hansoh will have the sole right, but not the obligation, to bring and control any legal action in connection with any such Third Party Infringement with respect to any [***].

7.3.4	Cooperation. Each Party shall provide the Party bringing a legal action in connection with Third Party Infringement under Section 7.3.2 (Avere

Prosecuted Patents) or Section 7.3.3 (Hansoh Prosecuted Patents) (the “Enforcing Party”) reasonable assistance in any such action, at such Enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts solely to the extent such efforts concern Exploitation by a Third Party of any product or compound that contains a Licensed Compound (or any component thereof) or, as applicable, constitutes a Competing Product, [***].

7.3.5

Expenses and Recoveries. Any recoveries resulting from such an action relating to a claim of Third Party Infringement brought under Section 7.3.2 (Avere Prosecuted Patents) or Section 7.3.3 (Hansoh Prosecuted Patents) shall be first applied proportionally against payment of each Party’s costs and expenses in connection therewith. In the Territory, (a) if Avere brought such action, any remainder will be [***], and (b) if Hansoh brought such action, any remainder shall be [***]. [***].

7.4	Defense.
7.4.1

Each Party shall promptly notify the other Party in writing after becoming aware of any claim alleging that the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product infringes, misappropriates, or otherwise violates any Patent Rights, Know-How, or other Intellectual Property Rights of any Third Party (“Infringement Claim”). In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith the best response to such notice. Without limiting the foregoing, each Party shall, within [***] Business Days after such Party’s receipt thereof, provide the other Party with copies of all notices received by such Party relating to any Infringement Claim.

7.4.2

Except as expressly provided otherwise in this Agreement, as between the Parties, (a) Hansoh shall have the sole right, but not the obligation, to control, defend, settle, or otherwise take actions with respect to, any Infringement Claim [***], and (b) Avere shall have the sole right, but not the obligation, to control, defend, settle, or otherwise take actions with respect to, any Infringement Claim [***]. The defending Party shall keep the other Party reasonably informed on the status of such defense action, and the other Party shall, [***], (x) provide reasonable support to defending Party upon the defending Party’s reasonable request; and (y) [***].

7.4.3	Nothing in this Section 7.4 (Defense) will limit any indemnification rights or obligations of a Party under Section 10.3 (Indemnification).
7.5	Patent Listings. As between the Parties, [***].
7.6	Patent Term Extension. Each Party shall be responsible for filing any patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) for the Licensed Patent Rights or Joint Arising IP in their Respective Territory [***].

7.7

Product Marks. Each Party will have the right to Commercialize the Licensed Products in its Respective Territory using trademarks, logos, and trade names that it determines appropriate, which may vary by region or within a region (“Product Marks”). Each Party will solely own all rights, title, and interests in and to any Product Marks adopted for use with the Licensed Products in its Respective Territory, including all goodwill related thereto, and will be responsible for the registration, filing, maintenance and enforcement of such Product Marks in its Respective Territory.

7.8

Further Assurances. If requested by either Party, the other Party shall execute without delay such formal licenses, assignments, or powers of attorney as may be necessary or appropriate for registration with patent offices and other relevant authorities of the rights granted under this Agreement. In the event of any conflict in meaning between any such license, assignment or power of attorney and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible.

8	Confidential Information
8.1	Confidentiality Obligations. Except as provided in this Article 8 (Confidential Information), each Receiving Party shall:
8.1.1	keep the Confidential Information of the Disclosing Party secret and confidential at all times;
8.1.2	not disclose or permit the disclosure of any Confidential Information of the Disclosing Party, in whole, in part, or in summary, to any person, except as expressly permitted by this Agreement;
8.1.3	take reasonable steps necessary to prevent the unauthorized disclosure or use of any of the Confidential Information of the Disclosing Party;
8.1.4

not use the Confidential Information of the Disclosing Party or permit it to be used, in whole or in part, for any purpose other than performance of the obligations and enjoyment of the rights granted under this Agreement; and

8.1.5

inform the Disclosing Party immediately if it becomes aware of the possession, use or knowledge of any of the Confidential Information of the Disclosing Party by a Third Party, and to provide any assistance in relation to such unauthorised possession, use or knowledge that the Disclosing Party may reasonably require.

8.2	Exceptions. Information of a Disclosing Party will not be considered Confidential Information to the extent that the Receiving Party can prove by means of reasonable written evidence:

8.2.1	was known to the Receiving Party prior to disclosure by the Disclosing Party and at its free disposal;
8.2.2

is or becomes publicly known other than as a result of breach of this Agreement by the Receiving Party or by anyone to whom the Receiving Party disclosed the Confidential Information of the Disclosing Party;

8.2.3	is received by the Receiving Party from a Third Party lawfully entitled to make the disclosure without restrictions on the Receiving Party’s rights to disclose or use; or
8.2.4	is developed by any of the Receiving Party’s Representatives without use of or knowledge of, the Confidential Information of the Disclosing Party;

except that the above exceptions do not extend to circumstances where the Confidential Information is specific, does not fall within the above exceptions, and is embraced by more general information which does fall within the above exceptions.

8.3

Disclosure Required by Law. The Receiving Party will not be in breach of its obligations under this Agreement to the extent that it is required to disclose Confidential Information of the Disclosing Party by Applicable Law, including as required to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission or the Nasdaq Stock Market or similar securities Regulatory Authorities or stock market in other countries (provided, in the case of a disclosure under any freedom of information legislation, that the exemptions under that legislation do not apply) or order of a court or other public body or Regulatory Authority that has jurisdiction over it (including applicable national securities exchange regulations or listing requirements), provided that, to the extent reasonably possible before making such a disclosure, the Receiving Party shall, to the extent it is legally permitted to do so:

8.3.1	inform the Disclosing Party of the proposed disclosure as soon as possible, and if possible before the court or other public body orders the disclosure;
8.3.2	take into account reasonable requests of the Disclosing Party in relation to such disclosure;
8.3.3	ask (or permit the Disclosing Party to ask as appropriate) the court or other public body to treat such Confidential Information as confidential; and
8.3.4	permit the Disclosing Party to make representations to the court or other public body in respect of the disclosure or confidential treatment of such Confidential Information.
8.4	Permitted Disclosure. Notwithstanding the obligations set forth in Section 8.1 (Confidentiality Obligations), a Receiving Party may disclose the Disclosing

Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

8.4.1

(a) for the filing and prosecution of any Patent Rights in accordance with this Agreement; or (b) for regulatory submissions and other filings with Regulatory Authorities, as necessary for the Exploitation of the Licensed Compounds or Licensed Products as contemplated by this Agreement; and

8.4.2

disclosure of the Confidential Information of the Disclosing Party to (a) those of its Representatives who reasonably require such access in connection with the performance of the obligations and enjoyment of the rights granted under this Agreement, and (b) actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors, or lenders (including in connection with any royalty factoring transaction), in both cases (a) and (b), (i) that have been informed of the confidential nature of such Confidential Information, the Disclosing Party’s interest in such Confidential Information, and the provisions of this Agreement, and have been instructed to comply with the applicable provision of Article 8 (Confidential Information) of this Agreement, and (ii) that are bound by legally binding confidentiality obligations to the Receiving Party on terms that are no less onerous than those set out in this Agreement, and which extend to such Confidential Information. The Receiving Party shall ensure that all those Representatives or other recipients who have access to the Confidential Information of the Disclosing Party comply with the provisions of this Agreement, and the Receiving Party shall be liable to the Disclosing Party for any acts or omissions of any such Representative or other recipients, that would, if effected by the Receiving Party, constitute a breach of this Agreement.

8.5

Public Announcement. Neither Party shall make, nor permit any person to make, any public announcement, whether oral or written, concerning this Agreement that is not previously disclosed or otherwise in the public domain, or make any use of the name, symbol, trade mark, trade name or logo of the other Party or its Affiliates without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

8.6

Publications. Each Party shall ensure that any and all intended publications or presentations in respect of Licensed Compounds and Licensed Products submitted to conferences or otherwise to be made public, shall not disclose the other Party’s Confidential Information and shall be submitted to the other Party for review and comment at least [***] Days prior to any submission or other public disclosure of such publication, provided that, each abstract and presentation that contain Confidential Information of the other Party shall be submitted to the other Party for review and comment at least [***] Days prior to any submission or other public disclosure of such abstract or presentation. The non-publishing Party shall review such submitted materials and respond to the publishing Party as soon as reasonably possible, but, in any case, within [***] Days (or, with respect to submitted abstract or presentation, [***] Days)

of receipt thereof. The publishing Party shall consider in good faith any reasonable comments timely provided by the other Party. If the other Party determines that the publication contains patentable subject matter, the publishing Party agrees to postpone publication or presentation of such presentation for an additional [***] Days (or, with respect to submitted abstracts or presentations, [***] Days) to permit the filing of a patent application.

8.7

Use of Name. Neither Party shall use the name of the other Party in any public disclosure, publicity or advertising involving the existence of this Agreement or its subject matter without the prior written approval of the other Party, unless otherwise permitted under this Article 8 (Confidential Information). [***].

8.8

Press Release. No disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in Section 8.3 (Disclosure Required by Law), Section 8.4 (Permitted Disclosures), or Section 8.5 (Public Announcement).

8.9

Subsequent Disclosures. Once information under this Agreement has been disclosed in accordance with this Article 8 (Confidential Information), subsequent disclosures of the same or similar information shall not require the notification or consent of the other Party, provided such information continues as of such time to be accurate and is disclosed in a similar context so as not to change its meaning or implications.

9	Representations and Warranties
9.1	Mutual Representations and Warranties. Avere and Hansoh each represents and warrants to the other, as of the Effective Date, and covenants (as applicable) as follows:
9.1.1

Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2

Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (i) in any material respect, any agreement to which such Party is bound, (ii) any requirement of any Applicable Law, or (iii) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

9.1.3

Binding Agreement. The Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

9.1.4	No Conflicts. It is not under any obligation, contractual or otherwise, to any person that conflicts with the terms of this Agreement.
9.1.5	Necessary Rights. Such Party has all the necessary rights, title and interest to grant the licenses hereunder.
9.1.6

No Debarment. None of such Party, or any of its Affiliates, or, to such Party’s Knowledge, any individual or entity used by such Party or its Affiliates (a) has ever been debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of a crime for which an entity or person could be debarred under 21 U.S.C. §335a; (b) has ever been under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335a; or (c) has been disqualified or is subject of a notice to disqualify as an investigator.

9.2

Additional Representations and Warranties. Hansoh further represents and warrants to Avere, as of the Effective Date, and covenants (with respect to Section 9.2.14 and 9.2.15, as applicable) as follows:

9.2.1

Licensed Patent Rights. (a) All Licensed Patent Rights in existence as of the Effective Date are listed in Schedule 1.1.66, [***] and (d) all Licensed Patent Rights set forth on Schedule 1.1.66 as of the Effective Date are, to Hansoh’s Knowledge, valid and enforceable.

9.2.2

No Claims. There are no claims, judgments or settlements against Hansoh pending or threatened in writing that invalidate or seek to invalidate any Licensed Patent Rights. To Hansoh’s Knowledge, [***] .

9.2.3	No Assignment. Hansoh has not granted any right, license or interest in or to the Licensed Technology that is inconsistent with the licenses and rights granted to Avere under this Agreement.
9.2.4

Ownership. Hansoh and its Affiliates (including Jiangsu Hansoh Pharmaceutical Group Co., Ltd.) are the sole and exclusive owners or otherwise Control the Licensed Technology, and, in each case, have the ability to grant to Avere the licenses and rights granted to Avere under this Agreement, [***].

9.2.5

Special Inventors. All inventors named in the Licensed Patent Rights have (including by operation of law) assigned their entire right, title, and interest in the Licensed Patent Rights and the inventions claimed therein to Hansoh or its Affiliates, and no such inventor retains any ownership rights.

9.2.6	Completeness. The Licensed Technology and Side Chain Right represent all of the Intellectual Property Rights that are being used by Hansoh or its Affiliates, [***].
9.2.7	No Litigation. There is no claim, action, suit, proceeding, complaint or investigation pending before any court or administrative office or agency or, currently threatened in writing against Hansoh or any of its Affiliates [***].

9.2.8

No Third Party Infringement. Hansoh has not initiated or been involved in any proceedings or claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensed Technology nor have any such proceedings been threatened by Hansoh. [***].

9.2.9	[***].
9.2.10

Public or Philanthropic Funding. None of the Licensed Technology were supported in whole or in part by funding or grants by any governmental agency or philanthropic or charitable organization in any manner that would [***].

9.2.11

Disclosure. Hansoh has made available to Avere all material information in its possession or Control relating to the Licensed Compounds and all such written information is true and correct in all material respects. [***].

9.2.12	Confidentiality. Hansoh has used Commercially Reasonable Efforts to protect the confidentiality of those parts of the Licensed Technology that constitute confidential information of Hansoh.
9.2.13	Upstream Licenses. There is no Upstream License as of the Effective Date.
9.2.14

Reward and Remuneration. Hansoh has complied and shall comply with all Applicable Laws regarding the payment of reward and remuneration to inventors of the Licensed Technology, including any Licensed Patent Rights, and has paid or shall pay all rewards and remuneration payable to the inventors of the Licensed Technology in full when due as required by Applicable Laws.

9.2.15

No Encumbrance. Hansoh will not, and will cause its Affiliates not to, incur or permit to exist any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other obligation with respect to the Licensed Technology which is or would be inconsistent with the licenses and rights granted to Avere under this Agreement, nor shall Hansoh assign its right, title or interest in or to any of Licensed Technology to any Third Party, unless assignment is subject to the licenses and other rights granted to Avere under this Agreement.

9.2.16

No Conflicts. Hansoh has the legal authority or right to provide or license the Licensed Technology and all materials or tangible Know-How provided to Avere hereunder, to Avere on the terms set forth herein without violating an agreement with or other rights of, or resulting in the payment of any additional consideration to, any Third Party.

9.2.17	[***].

9.2.18

Debarment. If, during the Term, a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Licensed Compounds and Licensed Products: (i) is or will be debarred or convicted of a crime for which a person could be debarred under 21 U.S.C. §335a; (ii) is or will be under indictment for a crime for which a person could be debarred under 21 U.S.C. §335a; or (iii) has committed a wrongful act for which FDA would have grounds for invoking the Application Integrity Policy (AIP), then such Party shall immediately notify the other Party of same in writing.

9.3	Compliance with Anti-Corruption Laws. Notwithstanding anything to the contrary in the Agreement, each Party hereby covenants to each other that:
9.3.1

in connection with the performance of this Agreement, it shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, and any local financial reporting requirements for investigator and site payments relating to anti-bribery acts, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, the Anti-Corruption Act of the PRC, as amended, and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively “Anti-Corruption Laws”);

9.3.2

it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws; and

9.3.3	[***].
9.4

EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 9 (REPRESENTATIONS AND WARRANTIES) OR ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 9 (REPRESENTATIONS AND WARRANTIES), EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10	Liability
10.1	No Limitation on Certain Liabilities. Nothing in this Agreement shall exclude or limit, or purport to exclude or limit, a Party’s liability in the case of:
10.1.1	[***];
10.1.2	fraud or fraudulent misrepresentation;
10.1.3	wilful misconduct; or
10.1.4	any other matter in respect of which it would be unlawful to exclude or restrict liability.
10.2

Limitation of Liabilities. Subject to Section 10.1 (No Limitation on Certain Liabilities), neither Party nor any of its Affiliates shall be liable in contract, tort, negligence, breach of statutory duty or otherwise to the other Party for any consequential, incidental, special, punitive, exemplary or indirect loss or damage, loss of profits, loss of business or loss of goodwill arising out of this Agreement, except to the extent any such losses or damages are required to be paid as part of a Claim for which either Party provides indemnification under Section 10.3 (Indemnification).

10.3	Indemnification.
10.3.1

By Avere. Avere shall indemnify, defend, and hold harmless Hansoh and its Affiliates and their respective officers, directors, employees and agents (the “Hansoh Indemnitees”), from and against any and all losses, liability, damages, costs, infringement, or expenses of any kind or nature (including reasonable attorneys’ fees, expert witness fees, and court costs) payable to any Third Party (“Losses”) arising with respect to any claims, suits, demands, judgments or causes of action (collectively, “Claims”) brought against a Hansoh Indemnitee by a Third Party arising out of or relating to [***].

10.3.2

By Hansoh. Hansoh shall indemnify, defend, and hold harmless Avere and its Affiliates and their respective officers, directors, employees and agents (the “Avere Indemnitees”), from and against all Losses arising with respect to Claims brought against an Avere Indemnitee by a Third Party arising out of or relating to [***].

10.3.3

For the purposes of this Agreement, the term “Indemnitee” shall refer to a Hansoh Indemnitee or an Avere Indemnitee, as applicable. The indemnifying party under this Agreement shall be referred to as the “Indemnifying Party”.

10.4	Indemnification Procedure.
10.4.1

Where an Indemnitee seeks indemnification pursuant to Section 10.3 (Indemnification), the Indemnitee shall provide prompt written notice to the Indemnifying Party of the assertion or commencement of any such Claim (it being understood and agreed, however, that the failure or delay by an Indemnitee to give such notice will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice).

10.4.2

The Indemnifying Party shall have the right to assume the defence of any such claim by giving written notice to the Indemnitee within [***] Days after receipt of the notice of the relevant Claim, provided that counsel is reasonably selected by the Indemnifying Party and approved by the Indemnitee (such approval not to be unreasonably withheld, delayed or conditioned). The assumption of defense by the Indemnifying Party will not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the relevant Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnitee’s claim for indemnification. The Indemnitee shall provide all assistance and information reasonably required by the Indemnifying Party, at such Indemnifying Party’s sole expense, and shall have the right to participate in (but not control) the defence of such Claim with its own counsel and at its own expense. The Indemnifying Party shall have the right to settle or compromise any Claims for which it is providing indemnification under this Article 10, provided that, [***].

10.4.3

If the Indemnifying Party does not assume and conduct the defense of a Claim as provided in Section 10.4.2 (Indemnification Procedure), then (a) the Indemnitee may defend, at the expense of the Indemnifying Party, against such Claim (with counsel reasonably selected by the Indemnitee and approved by the Indemnifying Party, such approval not to be unreasonably withheld, delayed or conditioned), provided that the Indemnitee will keep the Indemnifying Party apprised of all material developments with respect to such Claim and provided, further, that the Indemnitee may not enter into any compromise or settlement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, and (b) the Indemnitee reserves any rights it may have under Section 10.3 (Indemnification) to obtain indemnification from the Indemnifying Party with respect to such Claim.

10.4.4

If the Parties cannot agree as to the application of Sections 10.3.1 or 10.3.2 as to any Claim, pending resolution of the dispute pursuant to Article 12, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Sections 10.3.1 or 10.3.2 upon resolution of the underlying Claim.

10.5

Insurance. Each Party shall obtain and maintain [***]. Notwithstanding any provision to the contrary set forth in this Agreement, Hansoh may self-insure, in whole or in part, the insurance requirements described above.

11	Term and Termination
11.1

Term. The term of this Agreement shall commence on the Effective Date and remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, until the expiration of the Royalty Term for such Licensed Product in such country, unless earlier terminated in accordance with Section 11.2 (Termination) (the “Term”). Upon expiration (but not earlier termination) of the Term with respect to a particular Licensed Product in a particular country, the license granted by Hansoh to Avere under Section 2.1 (License Grant to Avere) with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable.

11.2	Termination.
11.2.1	Termination by Hansoh for Failure to Enter Into or Complete a Qualified Reverse Merger.
(a)

If definitive documentation providing for a Qualified Reverse Merger is not executed within [***] Days of the Effective Date, Hansoh shall have the right, at its sole discretion, to terminate the Agreement in its entirety upon written notice to Avere, provided that, if the Parties are actively progressing such a transaction in good faith, the period to enter into such Qualified Reverse Merger shall be extended one time for [***] Days, and Hansoh shall not be permitted to terminate the Agreement pursuant to this Section 11.2.1(a) unless and until such additional [***] Day period expires without entering into definitive documentation for a Qualified Reverse Merger. [***].

(b)

If a Qualified Reverse Merger has not been consummated on or prior to the date that is [***] (the “Outside Date”), Hansoh shall have the right, at its sole discretion, to terminate the Agreement in its entirety upon written notice to Avere; provided that [***]. Notwithstanding anything in this Agreement to the contrary, Hansoh shall, and shall cause its Affiliates to, [***].

11.2.2

Termination for Material Breach. Either Party may terminate this Agreement at any time by notice in writing to the other Party, such notice to take effect [***] Days (or, in the event of a payment breach, [***] Days) from receipt of such notice if such other Party is in material breach of this Agreement. Such termination will not be effective if the breaching Party promptly commences actions to cure such breach and thereafter diligently continues such actions and cures such breach during such [***] Day period or [***] Day period after such notice. If an allegedly breaching Party disputes the existence or materiality of such material breach or the cure of such breach in good faith, then the cure period set forth in this Section 11.2.2 (Termination for Material Breach) shall be tolled during the period that the alleged material breach is being disputed in accordance with Sections 12.1 (Disputes) through 12.3 (Arbitration) of this Agreement, until the dispute is finally resolved. From and after the date that the dispute has been finally resolved the cure period shall resume. [***]. It is further acknowledged and understood that any termination pursuant to this Section 11.2.2 (Termination for Material Breach) shall be a remedy of last resort and may be invoked only in the case where the material breach cannot be reasonably remedied by the payment of monetary damages or specific performance available under this Agreement, at law or in equity.

11.2.3	Termination for Insolvency or Cessation of Business. To the extent permitted by Applicable Law, either Party may terminate this Agreement if:
(a)	the other Party becomes insolvent, or is unable to pay its debts as they mature;
(b)	an order is made, or a resolution is passed for the winding up of such other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction);
(c)	a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of such other Party’s assets or business; or
(d)

the other Party seeks relief or if proceedings are commenced against the other Party, or on its behalf, under any bankruptcy, insolvency or debtors’ relief law and those proceedings have not been vacated or set aside within [***] Days after the commencement of those proceedings.

11.2.4	Termination for Convenience. Avere may terminate this Agreement for convenience upon [***] Days prior written notice to Hansoh.
11.2.5

Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, in the event that Avere or any of its Affiliates or Sublicensees institutes, prosecutes, or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting, or participating in), before any judicial, administrative, or regulatory body anywhere in the Territory or Retained Territory, any proceeding for any declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition, or any similar proceeding, alleging that any claim in a Licensed Patent Right (whether pending or issued), is invalid, unenforceable, or otherwise not patentable, or opposes the issuance, grant, or extension of, or the grant of a supplementary protection certificate with respect to (a “Patent Challenge”), Hansoh may terminate this Agreement upon [***] Days’ written notice to Avere unless such Patent Challenge is irrevocably dismissed, withdrawn, abandoned, or terminated (as appropriate), within [***] Days upon Hansoh’s request; provided that Hansoh may not terminate this Agreement pursuant to this Section 11.2.5 if [***].

11.2.6

Termination for Cessation of Development. If (i) no Development activities for any Licensed Compound or Licensed Product have been conducted by Avere, its Affiliates or Sublicensees for a period of [***] consecutive months, and (ii) [***], then Avere shall be deemed to have abandoned the Development of the Licensed Compound and Licensed Products, and Hansoh may terminate this Agreement in whole, effective upon written notice to Avere, in the event of such abandonment. If Avere undergoes a Change of Control or if this Agreement is assigned and transferred by Avere, in accordance with Section 13.3 (Assignment), to a [***], then the termination right set forth in this Section 11.2.6 (Termination for Cessation of Development) shall be of no further force or effect as of the effective date of such Change of Control or such assignment, as applicable.

11.3	Rights in Bankruptcy.
11.3.1

The Parties agree that this Agreement constitutes an executory contract under Section 365 of Chapter 11 of the United States Code as amended (the “Code”) for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar Applicable Laws in any other country. The Parties further agree that Avere, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its protections, rights, and elections under the Code, including under Section 365(n) of the Code, and any similar Applicable Laws in any other country.

11.3.2

All rights, powers, and remedies of Avere provided for in this Article 11 (Term and Termination) are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including under the Code and any similar Applicable Laws in any other country). The Parties agree that they intend the following Avere rights to extend to the maximum extent permitted by law, including, for purposes of the Code in the event of a bankruptcy case of Hansoh under the Code or any similar insolvency proceeding under any similar Applicable Laws, in each case subject to Avere’s election to retain its rights as a licensee under Section 365(n) of the Code (or such similar Applicable Laws) and this Agreement, including [***].

11.4

Avere Alternative Remedies. In the event that Avere would have the right to terminate this Agreement pursuant to Section 11.2.2 (Termination for Material Breach) [***] Avere shall have the option, exercised in its sole discretion upon written notice to Hansoh, to have the following terms apply in lieu of exercising such termination right, effective as of the date on which such termination would have taken place: [***].

11.5	Effect of Termination. Upon termination of this Agreement by either Party under Section 11.2 (Termination), then the following terms and conditions shall apply:

11.5.1

Termination of License. Subject to Section 11.5.2 (Sublicenses), Avere, its Affiliates, Sublicensees and subcontractors shall immediately cease to exercise the rights under the Licensed Technology, except that [***].

11.5.2	Sublicenses.
(a)	[***].
(b)	[***].
(c)

For the avoidance of doubt, Hansoh will not be required under any New License Agreement to grant any rights broader than, or to perform any obligations other than, those rights and obligations contained in this Agreement, and all applicable rights of Hansoh set forth in this Agreement will be included in such New License Agreement.

11.5.3	Assignment of Materials and License under Avere IP.
(a)	Avere shall, at Hansoh’s request, transfer and assign to Hansoh the [***] and all rights contained therein [***].
(b)	Avere shall, at Hansoh’s request, transfer and assign to Hansoh the following items with respect to the Licensed Compounds and Licensed Products, [***].
(c)

Avere shall, at Hansoh’s request, grant to Hansoh and its Affiliates an exclusive, perpetual, irrevocable, freely transferable, worldwide license (with the right to sublicense in multiple tiers) under the Avere IP [***] solely for purposes of the [***] (the “Avere Exclusive License Grant”). [***].

11.5.4	Transfer of Inventory. Upon Hansoh’s request, Hansoh may procure any unsold or unused stocks of the Licensed Compounds or Licensed Products from Avere. Such stocks shall be [***], or (b) [***].
11.6	Effect of Expiration or Termination by either Party.
11.6.1	Accrued Rights. Expiry or termination of this Agreement will not affect any accrued rights or liabilities that either Party may have by the time termination takes effect.
11.6.2

Return of Confidential Information. Upon any expiration or termination of this Agreement pursuant to Section 11.2 (Termination), the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information, including all copies made, and make no further use or disclosure thereof. The Receiving Party may, however, keep copies of the Confidential Information of the Disclosing Party in its legal adviser’s files solely for the purpose of enabling it to comply with the provisions of this Agreement.

11.7

Termination Not Sole Remedy. A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

11.8

Survival. Upon termination (but not expiration) of this Agreement for any reason, the provisions of Article 1 (Definitions and Interpretation), Section 2.2 (License Grant to Hansoh), Section 2.3 (Retained Rights; No Other License), Article 6 (Payments) (solely with respect to the amounts accrued prior to termination but not paid and the reporting, tax, auditing and information sharing procedures associated therewith, or amounts accrued post termination pursuant to Section 11.5 (Effect of Termination) or Section 11.6 (Effect of Expiration or Termination by either Party)), Section 7.1 (Ownership of Arising IP), Section 7.8 (Further Assurances), Article 8 (Confidential Information), Section 9.5, Article 10 (Liability) (other than Section 10.5 (Insurance)), Section 11.5 (Effect of Termination), Section 11.6 (Effect of Expiration or Termination by either Party), Section 11.7 (Termination Not Sole Remedy), this Section 11.8 (Survival), Article 12 (Dispute Resolution), and Article 13 (General) shall remain in force.

12	Dispute Resolution
12.1

Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to decisions to be made by the Parties herein or to the Parties’ respective rights or obligations hereunder (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, except for any matters that are subject to either Party’s final decision making authority in accordance with Section 5.7 (JSC Decisions and Actions) or matters relating to patent and trademark disputes in accordance with Section 12.10 (Patent and Trademark Disputes), the Parties agree to follow the procedures set forth in this Article 12 (Dispute Resolution) if and when a Dispute arises under this Agreement.

12.2

Escalation to Senior Officers. In the event the Parties are unable to resolve a Dispute after good faith attempts to reach agreement over a [***]-Business Day period, then either Party may, by written notice to the other, have such issue referred to the Senior Officers for resolution. If the Senior Officers are unable to resolve the matter within [***] Business Days, or such other longer time that the Senior Officers may otherwise agree upon, after the matter is referred to them, then either Party may refer such issue to arbitration under Section 12.3 (Arbitration) by providing written notice thereof to the other Party.

12.3

Arbitration. Unless otherwise specified under this Agreement, any Dispute that is not resolved pursuant to Section 12.2 (Escalation to Senior Officers) will be resolved solely and exclusively by binding arbitration administered by [***] to be conducted as set forth below in this Section 12.3 (Arbitration).

12.3.1	In any proceeding under this Section 12.3 (Arbitration), there will be three arbitrators. Within [***] Days after delivery of such notice, each

Party will nominate one arbitrator in accordance with the Arbitration Rules. The two arbitrators so nominated will nominate a third arbitrator to serve as chair of the arbitration tribunal. If no agreement can be reached within the time period required by [***], the third arbitrator shall be appointed by [***]. The arbitrators will be neutral and independent of both Parties and all of their respective Affiliates, will have significant experience and expertise in licensing and partnering agreements in the pharmaceutical industries, will have appropriate experience with respect to the matter(s) to be arbitrated, and will have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving an alleged failure to use Commercially Reasonable Efforts, each arbitrator will in addition be an individual with experience and expertise in the worldwide Development and Commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. In the case of a dispute involving a scientific or accounting matter or determination, an expert having applicable expertise and experience will be selected by the Parties to assist the arbitrators in such scientific or accounting matter or determination (and the arbitrators will select such expert if the Parties cannot agree on such expert within [***] Days following the selection of the arbitrators). The governing law in Section 13.1 (Governing Law) will govern such proceedings. No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this Section 12.3 (Arbitration). The place of arbitration will be [***], unless otherwise agreed to by the Parties, and the arbitration will be conducted in English.

12.3.2

The arbitrators will set a date for a hearing that will be held no later than [***] Days following the appointment of the last of such three arbitrators. The Parties will have the right to be represented by counsel. Except as provided herein, the arbitration will be governed by [***] (the “Arbitration Rules”) applicable at the time of the notice of arbitration pursuant to Section 12.2 (Escalation to Senior Officers), including the right of each Party to undertake document requests.

12.3.3

The arbitrators’ decision and award will be made and delivered within [***] Days after completion of the hearing described in Section 12.3.2. The determination of the arbitrators as to the resolution of any dispute will be binding and conclusive upon the Parties. All rulings of the arbitrators will be in writing and will be delivered to the Parties as soon as is reasonably possible. Nothing contained herein will be construed to permit the arbitrators to award punitive, exemplary or any similar damages. Any arbitration award may be entered in and enforced by a court in accordance with Section 12.4 (Award).

12.4

Award. Any award to be paid by one Party to the other Party as determined by the arbitrators as set forth above under Section 12.3 (Arbitration) will be promptly paid in Dollars free of any tax, deduction or offset, unless otherwise required by Applicable Law or otherwise stipulated in the arbitration decision; and any costs, fees or taxes incident to enforcing the award will, to the maximum extent permitted by Applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 12 (Dispute Resolution), and agrees that, judgment may be entered upon the final award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein will be construed to permit the arbitrators or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

12.5

Baseball-Style Arbitration. If the Parties are unable to resolve a dispute with respect to the consideration payable [***] within the time specified therein, Hansoh may provide written notice to Avere to initiate a baseball-style arbitration proceeding pursuant to this Section 12.5. Within [***] Days following receipt of such notice, the Parties shall use commercially reasonable efforts to mutually select a person who is neutral and independent of both Parties and all of their respective Affiliates, has significant experience and expertise in licensing and partnering agreements in the pharmaceutical industries, has appropriate experience with respect to the matter(s) to be arbitrated, and has some experience in mediating or arbitrating issues relating to such agreements (an “Expert”). If the Parties cannot agree on such Expert within such time period, each Party shall nominate one (1) Expert within such [***]-Day period, and the two (2) Experts so selected shall nominate the final Expert within [***] Days of their nomination. Within [***] Days after the later of the appointment of the agreed Expert or the appointment of the final Expert, such Expert shall set a date for the arbitration, which date shall be no more than [***] Days after the date the arbitration is demanded above. The arbitration shall be “baseball-style” arbitration; accordingly, at least [***] Days prior to the arbitration, each Party shall provide the Expert(s) and the other Party with the written terms of its proposal. In addition, at least [***] Days in advance of the arbitration, each Party may submit to the Expert(s) and the other Party a revised version of its proposal. Neither Party may have any other communications (either written or oral) with the Expert(s) other than for the sole purpose of engaging the Expert(s) or as expressly permitted in this Section 12.5. The arbitration shall consist of a [***] Day hearing of no longer than [***] hours, such time to be split equally between the Parties. No later than [***] Days following the arbitration, the Expert(s) shall issue their written decision. The Expert shall select one Party’s proposal as their decision, and shall not have the authority to render any substantive decision other than to select the proposal submitted by either Avere or Hansoh. The Expert shall have no discretion or authority with respect to modifying the proposals of the Parties. Unless rejected by Hansoh in accordance with this Section 12.5, the Expert’s decision shall be final and binding on the Parties and the written proposal selected by the Expert shall constitute a binding agreement between the Parties that may be enforced in accordance with its terms. Notwithstanding the foregoing, Hansoh shall have the right to reject the Expert’s decision by providing written notice to Avere within [***] Business Days after receipt of such decision. In such event, the arbitration award shall be null and void, Avere shall not be required to assign [***].

12.6

Costs. Each Party will bear its own legal fees in connection with any arbitration or baseball arbitration procedure. Each Party shall bear an equal share of the arbitrators’ or Experts’ cost, fees and expenses (and those of any expert hired by the arbitrators) in relation to arbitration or baseball arbitration under any arbitration procedure.

12.7

Injunctive Relief. Nothing in this Article 12 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. For the avoidance of doubt, nothing in this Section 12.7 (Injunctive Relief) will otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 11.2.2 (Termination for Material Breach).

12.8

Confidentiality. The arbitration proceeding will be confidential, and the arbitrators will issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party will make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned). The existence of any dispute submitted to arbitration, and any award, will be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party will have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 8 (Confidential Information) above.

12.9	Survivability. Any duty to arbitrate under this Agreement will remain in effect and be enforceable after termination of this Agreement for any reason.
12.10

Patent and Trademark Disputes. Notwithstanding Section 12.3 (Arbitration), any dispute, controversy or claim relating to the inventorship, scope, validity, enforceability or infringement of any Patent Rights Covering the Manufacture, use, importation, offer for sale or sale of the Licensed Compounds or the Licensed Products or of any Product Marks will be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

13	General
13.1

Governing Law. This Agreement shall be governed by and construed under the laws of the [***], without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

13.2	Amendment. The Agreement may only be amended in writing signed by duly authorized representatives of Avere and Hansoh.
13.3	Assignment.
13.3.1

Subject to Section 13.3.2 and Section 13.3.3, neither Party may assign, mortgage, charge, or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the other Party.

13.3.2

With written notice to the other Party before such assignment or transfer, either Party may assign and transfer all its rights and obligations under this Agreement to (a) an Affiliate, or (b) any counter-party to a Change of Control transaction, provided that the assignee undertakes in writing to the other Party to be bound by and perform all obligations of the assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.3 (Assignment) will be null, void and of no legal effect.

13.3.3

Notwithstanding anything in this Section 13.3 (Assignment) to the contrary, notice to Hansoh and Hansoh’s consent shall not be required pursuant to this Agreement in connection with a Qualified Reverse Merger provided the conditions set forth in Section 1.1.89 (“Qualified Reverse Merger”) are met. For clarity, the foregoing shall be without prejudice to Hansoh’s rights as a stockholder of Avere or any of its designees’ rights as a member of the board of directors of Avere.

13.4

Transfer of IP. For clarity and without limiting Section 13.3 (Assignment), any assignment or transfer of any Intellectual Property Rights subject to this Agreement shall be transferred subject to, and without limiting, all licenses and other rights granted by either Party under this Agreement. All such licenses and other rights granted herein shall run with such Intellectual Property Rights and shall be binding on any successors-in-interest or assigns thereof.

13.5

Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

13.6

Invalid Clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under Applicable Law such that the objectives contemplated by the Parties when entering into this Agreement may be realized.

13.7

No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

13.8

Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible to the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.9

Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, government actions, unavailability of supplies, materials or transportation, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). The affected Party will notify the other Party in writing of any Force Majeure circumstances as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information and shall use best efforts to mitigate the effects of such Force Majeure and promptly resume performance upon the cessation thereof.

13.10

Notices. Any notice to be given under this Agreement must be in writing and be delivered to the other Party by hand or courier. Any notice shall be deemed to have been received on the Day of delivery. This Section 13.10 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. Until changed by notice given in accordance with this clause, all notices should be addressed as follows:

[***]
For Hansoh:	Shanghai Hansoh Biomedical Co., Ltd.
[***]
Attention: [***]

Email: [***]

With copies, which shall not	Sullivan & Cromwell LLP
constitute notice to:	125 Broad Street

[***]
New York, NY 10004, U.S.

Attention: RuiHui (Rachel) Yu; Bradley
S. King.
Email: [***]

For Avere:	Avere Therapeutics, Inc.
200 Barr Harbor Drive, Suite 400
West Conshohocken, PA 19428
Attention: Chief Executive Officer and
General Counsel
Email: [***]

With copies, which shall not	Sidley Austin LLP
constitute notice to:	2850 Quarry Lake Drive
Suite 280
Baltimore, MD 21209
Attention: Asher M. Rubin; Adriana V.
Tibbitts
Email: [***]

13.11

Further Action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all reasonable further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

13.12

Entire Agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersede all prior oral or written agreements, arrangements, or understandings between them relating to such subject matter. To the extent any term of Schedule 6.5 (Payment Terms) conflicts with the terms of body of this Agreement, Schedule 6.5 (Payment Terms) shall apply with respect to the subject matter of Schedule 6.5 (Payment Terms), and the terms of the body of this Agreement shall apply with respect to all other subject matters.

13.13

Third Parties. The Agreement does not create any right enforceable by any person who is not a party to it except as otherwise expressly provided in Sections 10.3 (Indemnification) and 10.4 (Indemnification Procedure). Except as expressly provided in Sections 10.3 (Indemnification) and 10.4 (Indemnification Procedure), no person who is not a Party to this Agreement shall have the right to enforce any term of this Agreement.

13.14

Counterparts; Electronic Signatures. The Agreement may be executed in any number of counterparts, each of which is an original but all of which together will constitute one document. Each Party acknowledges and agrees that this Agreement and all schedules, related documents, amendments and modifications thereof, may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signature Page Follows]

The Agreement has been entered into on the Effective Date.

For and on behalf of	For and on behalf of

Avere Therapeutics, Inc.	Shanghai Hansoh Biomedical Co., Ltd.

/s/ Andrew Cheng	/s/ Yuan Sun
Signed	Signed

Andrew Cheng	Yuan Sun
Name	Name

Chief Executive Officer	Authorized Representative
Title	Title

Schedule 1.1.64

Licensed Compounds

[***]

Schedule 1.1.66

Licensed Patent Rights

[***]

Schedule 1.1.99

Side Chain Right

[***]

Schedule 1.1.112

Form of US IND Acceptance Letter

[***]

Schedule 1.1.113

Form of US IND Transfer Letter

[***]

Schedule 4.1.1

Initial Development Plan

[***]

Schedule 4.1.4

Ongoing Clinical Studies

[***]

Schedule 4.8.2(a)

Key Terms of Supply Agreement

[***]

Schedule 6.5

Payment Terms

[***]